Exhibit 99.01
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
OVERVIEW
Our Business
     Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. We help our customers protect their infrastructure, information, and interactions by delivering software and services that address risks to information security, availability, compliance, and information technology, or IT, systems performance. We strive to help our customers manage compliance, complexity, and cost by protecting their IT infrastructure as they seek to maximize value from their IT investments. We deliver a comprehensive and diverse set of security and availability products and services to a wide range of customers, including large enterprises, governments, small and medium-sized businesses, and consumers. Our delivery network includes direct, inside, and channel sales resources which support our ecosystem of more than 50,000 partners across the world, as well as various relationships with original equipment manufacturers, or OEMs, Internet service providers, or ISPs, and retail and online stores. Founded in 1982, we have operations in 40 countries.
     We have a 52/53-week fiscal accounting year. Accordingly, all references as of and for the fiscal years ended March 31, 2007, 2006, and 2005 reflect amounts as of and for the periods ended March 30, 2007, March 31, 2006, and April 1, 2005, respectively, each of which consisted of 52 weeks.
     Our operating segments are significant strategic business units that offer different products and services, distinguished by customer needs. In the June 2006 quarter, we consolidated our Enterprise Security, Data Protection, and Storage and Server Management segments into two segments — the Security and Data Management segment and the Data Center Management segment. During the June 2007 quarter, we added an additional segment called Altiris that consists of the products we acquired as a result of our April 2007 acquisition of Altiris, Inc. In the June 2007 quarter, we also moved our Ghosttm, pcAnywheretm, and LiveStatetm Delivery products from the Security and Data Management segment to the Altiris segment. We also we moved our Managed Security Services and DeepSight products and services from the Security and Data Management segment to the Services segment. In addition, following our new enterprise resource planning system implementation during the December 2006 quarter, we completed an analysis of how maintenance revenues were being allocated among our enterprise segments. The maintenance analysis largely positively impacts our Data Center Management segment to the offsetting detriment of the Security and Data Management segment. Amounts for the year ended March 31, 2007 reflect these reclassifications and amounts for the years ended March 31, 2006 and 2005 have been reclassified to conform to our current presentation, reflecting six operating segments, descriptions of which are provided in Note 15 of the Notes to Consolidated Financial Statements.
     On July 2, 2005, we completed the acquisition of Veritas, whereby Veritas became a wholly owned subsidiary of Symantec in a transaction accounted for using the purchase method. The results of Veritas’ operations have been included in our results of operations beginning on July 2, 2005, and have had a significant impact on our revenues, cost of revenues, and operating expenses since the date of acquisition.
     On April 6, 2007, we completed our acquisition of Altiris, Inc., a leading provider of IT management software that enables businesses to easily manage and service network-based endpoints. The aggregate purchase price, including acquisition related costs, was approximately $841 million in cash, which amount was net of Altiris’ cash balance. We believe this acquisition will enable us to help customers better manage and enforce security policies at the endpoint, identify and protect against threats, and repair and service assets. The Altiris business will be included in our Altiris segment in fiscal 2008.
Financial Results and Trends
     Our net income was $404 million for fiscal 2007 as compared to $157 million and $536 million for fiscal 2006 and 2005, respectively. The higher net income for fiscal 2007 as compared to fiscal 2006 was primarily due to the write-off in fiscal 2006 of $284 million of acquired in-process research and development, or IPR&D, as a result of the Veritas acquisition for which there is no comparable charge in fiscal 2007. This increase was partially offset by $154 million of stock-based compensation expense related to our adoption of Statement of Financial Accounting Standards, or SFAS, No. 123R, Share-Based Payment, effective April 1, 2006, higher employee compensation costs resulting from increased employee headcount, and $70 million of restructuring charges. As of March 31, 2007, employee headcount had increased by approximately 8% from March 31, 2006.
     During fiscal 2007, we delivered revenue growth across all of our geographic regions as compared to fiscal 2006 and 2005. The overall growth is due primarily to the Veritas acquisition, which was included in our results for the full year in fiscal 2007 as compared to only the nine months subsequent to the acquisition date of July 2, 2005 in fiscal 2006. We believe our revenue growth is also partly attributable to increased awareness of Internet-related threats around the world and demand for storage solutions. Weakness in the U.S. dollar compared to foreign currencies positively impacted our international revenue growth by $105 million in fiscal 2007 compared to fiscal 2006. We are unable to predict the extent to which revenues in future periods will be impacted by changes in foreign currency exchange rates. If international sales become a greater portion of our total sales in the future, changes in foreign exchange rates may have a potentially greater impact on our revenues and operating results.
     Although revenue for fiscal 2007 was higher than revenue for fiscal 2006 and 2005, certain portions of our business are maturing and our rate of revenue growth is slowing for several reasons. During fiscal 2007, particularly in the December 2006 and March 2007 quarters, we provided more flexibility in our contract terms and in product deployments and provided more services in combination with licenses, we experienced an increase in the value of multi-year arrangements compared to prior periods, particularly within our Data Center Management segment, and we had a large number of maintenance renewals. These changes resulted in a greater percentage of revenue being deferred and recognized over an extended period of time. In addition, in the December 2006 quarter we combined the legacy buying programs of Symantec and Veritas into one buying program for all of our enterprise offerings, which resulted in a change in the vendor-specific objective evidence, or VSOE, of pricing for our storage and availability offerings. Additional information regarding factors that we believe impacted net revenue during fiscal 2007 is discussed under “Total Net Revenues” below.
     In light of the foregoing factors and our slowing rate of revenue growth, we implemented a cost savings initiative in the fourth quarter of fiscal 2007 to better align our expenses with our new revenue expectations. The cost savings initiative included a workforce reduction of approximately five percent worldwide. Once these cost reductions are fully implemented, we expect to save approximately $200 million in costs on an annualized basis and to have a lower rate of operating expense growth than in recent periods. The cost savings initiative resulted in a restructuring charge of $51 million in the fourth quarter of fiscal 2007. We expect that the cost savings initiative will result in an additional restructuring charge in the first quarter of fiscal 2008 and potentially in other future periods.
     We expect our gross margins and operating expenses to be affected in future periods as a result of recent changes in the terms of some of our key OEM relationships. We have negotiated new contract terms with some of our OEM partners, which will result in payments to OEM partners being included as Operating expenses rather than Cost of revenues. In general, payments to OEMs made on a placement fee per unit basis will be treated as Operating expenses, while payments based on a revenue-sharing model will be amortized as Cost of revenues. As a result, we expect Cost of revenues to decrease and we expect Operating expenses to increase. The increase in Operating expenses will more than offset the decrease in Cost of revenues because placement fee arrangements are expensed on an estimated average cost basis, while revenue-sharing arrangements are amortized ratably over a one-year period, and because payments to OEMs have increased.

     Cash flows were strong in fiscal 2007 as we achieved $1.7 billion in operating cash flow. We ended fiscal 2007 with $3.0 billion in cash, cash equivalents, and short-term investments. In addition, during fiscal 2007 we repurchased 162 million shares of our common stock at prices ranging from $15.61 to $21.66 per share for an aggregate amount of $2.8 billion.
CRITICAL ACCOUNTING ESTIMATES
     The preparation of our consolidated financial statements and related notes in accordance with generally accepted accounting principles requires us to make estimates, which include judgments and assumptions, that affect the reported amounts of assets, liabilities, revenue, and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates on a regular basis and make changes accordingly. Historically, our critical accounting estimates have not differed materially from actual results; however, actual results may differ from these estimates under different conditions. If actual results differ from these estimates and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our Consolidated Statements of Income, and in certain situations, could have a material adverse effect on liquidity and our financial condition.
     A critical accounting estimate is based on judgments and assumptions about matters that are uncertain at the time the estimate is made. Different estimates that reasonably could have been used or changes in accounting estimates could materially impact the financial statements. We believe that the estimates described below represent our critical accounting estimates, as they have the greatest potential impact on our consolidated financial statements. We also refer you to our Summary of Significant Accounting Policies included in the Consolidated Financial Statements in this annual report.

Revenue Recognition
     We recognize revenue in accordance with generally accepted accounting principles that have been prescribed for the software industry. Primarily, we recognize revenue pursuant to the requirements of Statement of Position, or SOP 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants, and any applicable amendments or modifications. Revenue recognition requirements in the software industry are very complex and require us to make many estimates.
     In arrangements that include multiple elements, including perpetual software licenses and maintenance and/or services, and packaged products with content updates, we allocate and defer revenue for the undelivered items based on VSOE of the fair value of the undelivered elements, and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. Our deferred revenue consists primarily of the unamortized balance of enterprise product maintenance, consumer product content updates, and arrangements where VSOE does not exist. Deferred revenue totaled approximately $2.8 billion as of March 31, 2007, of which $366 million was presented as Long-term deferred revenue in the Consolidated Balance Sheets. VSOE of each element is based on the price for which the undelivered element is sold separately. We determine fair value of the undelivered elements based on historical evidence of our stand-alone sales of these elements to third parties or from the stated renewal rate for the undelivered elements. When VSOE does not exist for undelivered items such as maintenance, then the entire arrangement fee is recognized ratably over the performance period. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, changes to a product’s estimated life cycle, and increasing flexibility in contractual arrangements could materially impact the amount of recognized and deferred revenue.
     For our consumer products that include content updates, we recognize revenue ratably over the term of the subscription upon sell through to end-users. Associated cost of revenues is also recorded ratably. We record as deferred revenue and inventory the respective revenue and cost of revenue amounts of unsold product held by our distributors and resellers.
     We expect our distributors and resellers to maintain adequate inventory of consumer packaged products to meet future customer demand, which is generally four or six weeks of customer demand based on recent buying trends. We ship product to our distributors and resellers at their request and based on their valid purchase orders. Our distributors and resellers base the quantity of their orders on their estimates to meet future customer demand, which may exceed our expected level of a four or six week supply. We offer limited rights of return if the inventory held by our distributors and resellers is below the expected level of a four or six week supply. We estimate future returns under these limited rights of return in accordance with SFAS No. 48, Revenue Recognition When Right of Return Exists. We typically offer liberal rights of return if inventory held by our distributors and resellers exceeds the expected level. Because we cannot reasonably estimate the amount of excess inventory that will be returned, we primarily offset Deferred revenue against Trade accounts receivable for the amount of revenue in excess of the expected inventory levels. If we made different estimates, material differences may result in the amount and timing of our net revenues and cost of revenues for any period presented.
Reserves for product returns
     We reserve for estimated product returns as an offset to revenue based primarily on historical trends. We fully reserve for obsolete products in the distribution channels as an offset to deferred revenue. If we made different estimates, material differences could result in the amount and timing of our net revenues for any period presented. More or less product may be returned than what was estimated and/or the amount of inventory in the channel could be different than what was estimated. These factors and unanticipated changes in the economic and industry environment could make actual results differ from our return estimates.
Reserves for rebates
     We estimate and record reserves for channel and end-user rebates as an offset to revenue. For consumer products that include content updates, rebates are recorded as a ratable offset to revenue over the term of the subscription. Our estimated reserves for channel volume incentive rebates are based on distributors’ and resellers’ actual performance against the terms and conditions of volume incentive rebate programs, which are typically entered into quarterly. Our reserves for end-user rebates are estimated based on the terms and conditions of the promotional programs, actual sales during the promotion, amount of actual redemptions received, historical redemption trends by product and by type of promotional program, and the value of the rebate. We also consider current market conditions and economic trends when estimating our reserves for rebates. If we made different estimates, material differences may result in the amount and timing of our net revenues for any period presented.

Business Combinations
     When we acquire businesses, we allocate the purchase price to tangible assets and liabilities and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on historical experience and information obtained from the management of the acquired companies. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable. In addition, unanticipated events and circumstances may occur which may affect the accuracy or validity of such estimates.
     At March 31, 2007, Goodwill was $10.3 billion, Other intangible assets, net were $1.2 billion, and Acquired product rights, net were $910 million. We assess goodwill for impairment within our reporting units annually or more often if events or changes in circumstances indicate that the carrying value may not be recoverable. We evaluate goodwill for impairment by comparing the fair value of each of our reporting units, which are the same as our operating segments, to its carrying value, including the goodwill allocated to that reporting unit. To determine the reporting units’ fair value in the current year evaluation, we used the income approach under which we calculate the fair value of each reporting unit based on the estimated discounted future cash flows of that unit. Our cash flow assumptions are based on historical and forecasted revenue, operating costs, and other relevant factors. If management’s estimates of future operating results change, or if there are changes to other assumptions, the estimate of the fair value of our goodwill could change significantly. Such change could result in goodwill impairment charges in future periods, which could have a significant impact on our consolidated financial statements.
     We assess the impairment of acquired product rights and other identifiable intangible assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. An impairment loss would be recognized when the sum of the estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Such impairment loss would be measured as the difference between the carrying amount of the asset and its fair value. Our cash flow assumptions are based on historical and forecasted revenue, operating costs, and other relevant factors. If management’s estimates of future operating results change, or if there are changes to other assumptions, the estimate of the fair value of our acquired product rights and other identifiable intangible assets could change significantly. Such change could result in impairment charges in future periods, which could have a significant impact on our consolidated financial statements.
Accounting for Excess Facilities
     We have estimated expenses for excess facilities related to consolidating, moving, and relocating personnel or sites as a result of restructuring activities and business acquisitions. In determining our estimates, we obtain information from third party leasing agents to calculate anticipated third party sublease income and the vacancy period prior to finding a sub-lessee. Market conditions may affect our ability to sublease facilities on terms consistent with our estimates. Our ability to sublease facilities on schedule or to negotiate lease terms resulting in higher or lower sublease income than estimated may affect our accrual for site closures. In addition, differences between estimated and actual related broker commissions, tenant improvements, and related exit costs may increase or decrease our accrual upon final negotiation. If we made different estimates regarding these various components of our excess facilities costs, the amount recorded for any period presented could vary materially from those actually recorded.
Stock-based Compensation
     Effective April 1, 2006, we adopted the provisions of, and accounted for stock-based compensation in accordance with, SFAS No. 123R. Under SFAS No. 123R, we must measure the fair value of all stock-based awards, including stock options, restricted stock units, or RSUs, and purchase rights under our employee stock purchase plan, or ESPP, on the date of grant and amortize the fair value of the award over the requisite service period. We elected the modified prospective application method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123R apply to new awards and to awards that were outstanding as of the effective date and are subsequently modified. For stock-based awards granted on or after April 1, 2006, we recognize stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period. We also recognize estimated compensation expense for the unvested portion of awards that were outstanding as of the effective date on a straight-line basis over the remaining service period using the compensation costs estimated for the SFAS No. 123 pro forma disclosures.

     We currently use the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the fair value of stock-based awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends.
     We estimate the expected life of options granted based on an analysis of our historical experience of employee exercise and post-vesting termination behavior considered in relation to the contractual life of the option. Expected volatility is based on the average of historical volatility for the period commensurate with the expected life of the option and the implied volatility of traded options. The risk free interest rate is equal to the U.S. Treasury constant maturity rates for the period equal to the expected life. We do not currently pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future. Accordingly, our expected dividend yield is zero. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We estimate forfeitures of options, RSUs, and ESPP purchase rights at the time of grant based on historical experience and record compensation expense only for those awards that are expected to vest. All stock-based awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.
     If factors change and we employ different assumptions for estimating stock-based compensation expense in future periods or if we decide to use a different valuation model, the amount of such expense recorded in future periods may differ significantly from what we have recorded in the current period.
     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our option grants. Existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our stock-based compensation. Consequently, there is a risk that our estimates of the fair values of our stock-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination, or forfeiture of those stock-based payments in the future. Certain stock-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from these instruments that is significantly higher than the fair values originally estimated on the grant date and reported in our financial statements.
     The application of these principles may be subject to further interpretation and refinement over time. There are significant differences among valuation models, and there is a possibility that we will adopt different valuation models in the future. This may result in a lack of consistency in future periods and materially affect the fair value estimate of stock-based payments. It may also result in a lack of comparability with other companies that use different models, methods, and assumptions.
     Stock-based compensation expense related to employee stock options, RSUs, and employee stock purchases recognized under SFAS No. 123R for the year ended March 31, 2007 was $154 million.
     See Note 11 of the Notes to Consolidated Financial Statements for further information regarding SFAS No. 123R disclosures.
Income Taxes
     We are required to compute our income taxes in each federal, state, and international jurisdiction in which we operate. This process requires that we estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences we identify are classified as current or long-term deferred tax assets and liabilities in our Consolidated Balance Sheets. Our judgments, assumptions, and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax laws or our interpretation of tax laws and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in our Consolidated Balance Sheets and Consolidated Statements of Income. We must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance, if required. Our determination of our valuation allowance is based upon a number of assumptions, judgments, and estimates, including forecasted earnings, future taxable income, and the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. To the extent we establish a valuation allowance or change the valuation allowance in a period, we reflect the change with a corresponding increase or decrease to our tax provision in our Consolidated Statements of Income, or to goodwill to the extent that the valuation allowance related to tax attributes of the acquired entities.

     We failed to file in a timely fashion the final pre-acquisition tax return for Veritas, and as a result, it is uncertain whether we can claim a lower tax rate on a dividend made from a Veritas foreign subsidiary under the American Jobs Creation Act of 2004. We are currently petitioning the IRS for relief to allow us to claim the lower rate of tax. Because we were unable to obtain this relief prior to filing the Veritas tax return in May 2006, we have paid $130 million of additional U.S. taxes. The potential outcomes with respect to our payment of this amount include:
•	If we ultimately obtain relief from the IRS on this matter, the $130 million that we paid in May 2006 will be refunded to us and we will use that amount to increase our income tax accrual for the Veritas transfer pricing disputes. For more information see Note 13 of the Notes to Consolidated Financial Statements.

•	If we ultimately do not receive relief from the IRS on this matter, and we otherwise have an adjustment arising from the Veritas transfer pricing disputes, then we would only owe additional tax with regard to such disputes to the extent that such adjustment is in excess of $130 million.

•	If we ultimately do not receive relief from the IRS on this matter, and we otherwise do not have an adjustment arising from the Veritas transfer pricing disputes, then (1) we would be required to adjust the purchase price of Veritas to reflect a reduction in the amount of pre-acquisition tax liabilities assumed; and (2) we would be required to recognize an equal amount of income tax expense, up to $130 million.
     In June 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No., or FIN, 48, Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109. The provisions of FIN 48 are effective beginning in the first quarter of fiscal 2008. See “Newly Adopted and Recently Issued Accounting Pronouncements” under Summary of Significant Accounting Policies included in the Consolidated Financial Statements in this annual report for further discussion.
RESULTS OF OPERATIONS
Total Net Revenues

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Net revenues	$5,199,366	$4,143,392	$2,582,849
Period over period increase	1,055,974	1,560,543
	25%	60%
     We were required under purchase accounting rules to reduce the amount of Veritas’ deferred revenue that we recorded in connection with our July 2005 acquisition of Veritas to an amount equal to the fair value of our contractual obligation related to that deferred revenue. A portion of the increase in revenue related to storage and availability products and services in fiscal 2007 is due to the fact that the amount of revenue recognized in fiscal 2006 was lower as a result of the purchase accounting adjustment relating to deferred revenue. A majority of the increase in such revenue in fiscal 2006 is due to the fact that we had no such comparable revenue in fiscal 2005 for those storage and availability products and services obtained through our acquisition of Veritas. Unless otherwise specified, “storage and availability products and services” include products and services obtained through our acquisition of Veritas, and complementary products and services obtained or developed subsequent to such acquisition.
     Several factors have contributed to increased deferred revenue and lower current period revenue in fiscal 2007. In fiscal 2007, we began negotiating more transactions that commit customers to multi-year periods, offer more flexibility in contractual terms and in product deployments, and provide more services in combination with license and maintenance sales. In the December 2006 quarter, we combined our buying programs for all of our enterprise offerings to provide our customers and partners a single vendor relationship and simplify the way we do business. Previously, our storage and availability products and services were sold under Veritas’ pre-merger buying programs, while our security products and services were sold under our historical buying programs. These factors have resulted in, and will continue to result in, lower near-term recognized revenue growth rates. For example, an increase in multi-year contracts results in a higher level of revenue attributable to content and/or maintenance included in those transactions, which resulted in a larger portion of our revenues being recognized ratably over the term of the arrangement and a smaller portion being recognized in the current period. More flexibility in contractual terms, such as installment payments, increases our deferred revenue as such flexibility may result in ratable recognition or recognition on a due and payable basis.

     Our customers have also requested increased flexibility in product deployments in site license arrangements. This may result in an increase in deferred revenue and classification of all revenues associated with the specific contract as Content, subscriptions, and maintenance revenue, which is recognized over time, as VSOE may not exist in certain types of flexible deployment contracts. As a result of our initiative to offer customers a more comprehensive solution to protect and manage a global IT infrastructure, we expect to see an increasing amount of services sold in conjunction with license and maintenance contracts. Inclusion of such services often results in increased deferred revenue and increased classification of revenues as Content, subscriptions, and maintenance revenue, as VSOE may not exist for some of the services provided. The combination of buying programs resulted in a change in the VSOE for some of our storage and availability products and services. This change, coupled with increased maintenance renewals sold with a license component, resulted in a larger portion of revenues associated with contracts being classified as Content, subscriptions, and maintenance revenue, which is subject to deferral, instead of Licenses revenue, which is generally recognized immediately.
     Net revenues increased in fiscal 2007 as compared to fiscal 2006 primarily due to the inclusion of the storage and availability products and services that were obtained through our acquisition of Veritas for the full twelve months in the 2007 period compared to nine months in the 2006 period. These products and services contributed $518 million of net revenues in the June 2006 quarter for which there was no comparable revenue in the June 2005 quarter. In addition, the purchase accounting adjustment contributed $271 million (cumulatively) in the September 2006, December 2006, and March 2007 quarters as compared to the comparable quarters of the prior year. The remainder of the revenue increase is due to increases in our consumer products revenue and services offerings of $181 million and $83 million, respectively, due to continued growth in demand. The segment discussions that follow further describe the revenue increases. These increases are partially offset by the effects of the increased flexibility in contract terms and the combination of our buying programs discussed above.
     Net revenues increased in fiscal 2006 as compared to fiscal 2005 primarily due to the inclusion of the storage and availability products and services obtained through our acquisition of Veritas. These products and services contributed $1.4 billion of net revenues in fiscal 2006 for which there was no comparable revenue in fiscal 2005. In addition, revenues from our enterprise security products increased $122 million and revenues from our consumer products increased $67 million in fiscal 2006 compared to fiscal 2005. The increased revenues from these products were due primarily to continued growth in demand for our enterprise virus protection and anti-spam solutions as well as our consumer security protection products, as described further in the segment discussions that follow. Beginning in the December 2005 quarter, as a result of increases in future subscription pricing for our 2006 consumer products that include content updates, revenue for these products is recognized on a ratable basis over the term of the subscription.
Content, subscriptions, and maintenance revenues

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Content, subscriptions, and maintenance revenues	$3,917,572	$2,873,211	$1,945,310
Percentage of total net revenues	75%	69%	75%
Period over period increase	$1,044,361	$927,901
	36%	48%
     Content, subscriptions, and maintenance revenue includes arrangements for software maintenance and technical support for our products, content and subscription services primarily related to our security products, revenue from arrangements where VSOE of the fair value of undelivered elements does not exist, and managed security services. These arrangements are generally offered to our customers over a specified period of time and we recognize the related revenue ratably over the maintenance, subscription, or service period. Beginning with the release of our 2006 consumer products that include content updates in the December 2005 quarter, we recognize revenue related to these products ratably. As a result, this revenue has been classified as Content, subscriptions, and maintenance beginning in the December 2005 quarter. In addition, as noted above, increased flexibility in contract terms and the combination of our buying programs in the December 2006 quarter have impacted revenue recognition. These changes caused a larger portion of revenue associated with contracts to be classified as Content, subscriptions, and maintenance revenue, which is subject to deferral, instead of Licenses revenue, which is generally recognized immediately, as discussed above in “Total Net Revenues.”
     Content, subscriptions, and maintenance revenue also includes professional services revenue, which consists primarily of the fees we earn related to consulting and educational services. We generally recognize revenue from our professional services as the services are performed or upon written acceptance from customers, if applicable, assuming all other conditions for revenue recognition have been met.

     Content, subscriptions, and maintenance revenues increased in fiscal 2007 as compared to fiscal 2006 primarily due to the inclusion of the storage and availability products and services obtained through our acquisition of Veritas for the full twelve months in the 2007 period compared to nine months in the 2006 period. These products and services contributed $250 million of Content, subscriptions, and maintenance revenues in the June 2006 quarter for which there was no comparable revenue in the June 2005 quarter. In addition, in fiscal 2007, Content, subscriptions, and maintenance revenue related to our enterprise products increased $271 million due to the fact that the amount of revenue recognized in the comparable 2006 period was lower as a result of the purchase accounting adjustment discussed under “Total Net Revenues” above. Revenue related to our consumer products increased $179 million as compared to the 2006 period due primarily to growth in Norton Internet Security products and online revenues due to growth in the use of the Internet, and increased awareness and sophistication of security threats. Enterprise products and services, excluding Veritas-related products and services, increased $309 million as a result of growth in our maintenance renewals due to an increasing installed base, increased demand for our service offerings, other acquisitions, and the combination of our buying programs implemented in the December 2006 quarter, which impacted VSOE methodology and classification of Licenses revenue and Content, subscriptions, and maintenance revenue, as discussed above under “Total Net Revenues.”
     Content, subscriptions, and maintenance revenues increased in fiscal 2006 as compared to fiscal 2005 primarily due to the inclusion of the storage and availability products and services obtained through our acquisition of Veritas. These product and services contributed $534 million of Content, subscriptions, and maintenance revenues in fiscal 2006 for which there was no comparable revenue in fiscal 2005. In addition, in fiscal 2006, Content, subscriptions, and maintenance revenues related to our consumer security products increased $233 million as compared to fiscal 2005 due primarily to the classification of $160 million of consumer revenue as Content, subscriptions, and maintenance (rather than Licenses) in fiscal 2006 as a result of recognizing revenue from sales of consumer products that include content updates ratably beginning in the December 2005 quarter as discussed above. Revenue related to our enterprise security products increased $133 million, primarily due to increased awareness of information security threats.
Licenses revenue

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Licenses revenue	$1,281,794	$1,270,181	$637,539
Percentage of total net revenues	25%	31%	25%
Period over period increase (decrease)	$11,613	$632,642
	1%	99%
     Licenses revenue increased in fiscal 2007 as compared to fiscal 2006 primarily due to the inclusion of the storage and availability products obtained through our acquisition of Veritas for the full twelve months in the 2007 period compared to nine months in the 2006 period. These products contributed $268 million of Licenses revenues in the June 2006 quarter for which there was no comparable revenue in the June 2006 quarter. Excluding this June 2006 contribution, License revenues were down significantly in both Security and Data Management and Data Center Management segments as a result of the increased flexibility in contract terms and the combination of our buying programs implemented in the December 2006 quarter, both of which caused a larger portion of contracts to be classified as Content, subscriptions, and maintenance, which is subject to deferral, instead of Licenses revenue, which is generally recognized immediately, as discussed above in “Total Net Revenues.”
     Licenses revenue increased in fiscal 2006 as compared to fiscal 2005 primarily due to the inclusion of the storage and availability products obtained through our acquisition of Veritas. These products contributed $835 million of Licenses revenue in fiscal 2006 for which there was no comparable revenue in fiscal 2005. Our 2006 consumer products that include content updates were released in the December 2005 quarter, and we recognize revenue related to these products ratably as Content, subscriptions, and maintenance revenues, which resulted in a decrease in Licenses revenue of $160 million in fiscal 2006. Competitive pressures, a lack of high profile information security threat activity during fiscal 2006, and to a lesser extent, a decrease in licensing of our enterprise security products, also partially offset the overall increase in Licenses revenue.

Net revenues by segment
     Consumer Products segment

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Consumer products revenues	$1,590,506	$1,409,581	$1,343,059
Percentage of total net revenues	31%	34%	52%
Period over period increase	$180,925	$66,522
	13%	5%
     Consumer Products revenues increased in fiscal 2007 as compared to fiscal 2006 primarily due to an increase of $293 million in revenue from our Norton Internet Security products. This increase was partially offset by aggregate decreases in revenue from our Norton AntiVirus and Norton System Works(TM) products of $100 million. These decreases resulted from our customers’ continued migration to the Norton Internet Security products, which offer broader protection to address the rapidly changing threat environment. Our electronic orders include OEM subscriptions, upgrades, online sales, and renewals. Revenue from electronic orders (which includes sales of our Norton Internet Security products and our Norton AntiVirus products) grew by $221 million in fiscal 2007 as compared to fiscal 2006.
     Consumer Products revenues increased in fiscal 2006 as compared to fiscal 2005 primarily due to an increase of $156 million in revenue from our Norton Internet Security products. The majority of the increase in revenue was booked through electronic orders. This increase was partially offset by the change in our consumer product revenue recognition model for our 2006 consumer products that include content updates. Beginning in the December 2005 quarter, as a result of increases in future subscription pricing for our 2006 consumer products that include content updates, revenue for these products is recognized ratably over the term of the subscription upon sell through to end-users. This change in our product revenue recognition model resulted in a 7% reduction in Consumer Products revenues for fiscal 2006. In addition, revenue from our Norton AntiVirus products decreased $67 million as our customers migrated to the Norton Internet Security products. Revenue from our electronic distribution channel grew by $168 million in fiscal 2006 as compared to fiscal 2005. We believe that, in addition to the factors noted above, the lower growth rate in our Consumer Products segment was attributable to a reduced threat environment in fiscal 2006 compared to fiscal 2005. In addition, during fiscal 2006, pricing for subscriptions increased while pricing in retail and online stores remained consistent or decreased.
     Security and Data Management Segment

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Security and Data Management revenues	$1,621,191	$1,405,634	$949,393
Percentage of total net revenues	31%	34%	37%
Period over period increase	215,557	456,241
	15%	48%
     Security and Data Management revenues increased in fiscal 2007 as compared to fiscal 2006 primarily due to the inclusion of the storage and availability products obtained through our acquisition of Veritas for the full twelve months in the 2007 period compared to nine months in the 2006 period. These products contributed $122 million of Security and Data Management revenue in the June 2006 quarter for which there was no comparable revenue in the June 2005 quarter. In addition the purchase accounting adjustment, discussed under “Total Net Revenues” above, contributed $48 million (cumulatively) in the September 2006, December 2006, and March 2007 quarters as compared to the comparable quarters of the prior year. In addition, revenues increased $40 million in fiscal 2007 as a result of acquisitions, excluding Veritas, for which there was not a full twelve months of revenue or no comparable revenue in fiscal 2006.
     Security and Data Management revenues increased in fiscal 2006 as compared to fiscal 2005 primarily due to the inclusion of the storage and availability products obtained through our acquisition of Veritas. These products contributed $333 million of Security and Data Management revenues during fiscal 2006 for which there was no comparable revenue in fiscal 2005. In addition, revenue increased $123 million as a result of growth from our enterprise security products.

     Data Center Management Segment

	Year Ended March 31,
	2007	2006		2005
		($ in thousands)
Data Center Management revenues	$1,533,845	$937,631		$—
Percentage of total net revenues	29%	23%		*	%
Period over period increase	$596,214	$937,631
	64%	*	%

*	Percentage not meaningful
     The Data Center Management segment is comprised of storage and availability products. The increase in Data Center Management revenue in fiscal 2007 as compared to fiscal 2006 was primarily due to the inclusion of storage and availability products obtained through our acquisition of Veritas for the full twelve month period compared to nine months in the fiscal 2006 period. These products contributed $368 million of Data Center Management revenue in the June 2006 quarter for which there was no comparable revenue in the June 2005 quarter. In addition the purchase accounting adjustment, discussed under “Total Net Revenues” above, contributed $214 million (cumulatively) in the September 2006, December 2006, and March 2007 quarters as compared to the comparable quarters of the prior year. Excluding the effects of the aforementioned items, revenue in fiscal 2007 as compared to fiscal 2006 was relatively flat due to the combination of the buying programs for all of our enterprise offerings in the December 2006 quarter. This combination resulted in lower recognized revenue and increased deferred revenue as discussed under “Total Net Revenues” above.
     In fiscal 2006, the Data Center Management segment was solely comprised of the storage and availability products obtained through our acquisition of Veritas. Revenue from our Data Center Management segment was $938 million in fiscal 2006 and was comprised primarily of revenue related to Storage Foundation and Server Foundation product families and NetBackup products of $517 million and $389 million, respectively.
     Services Segment

	Year Ended March 31,
	2007	2006		2005
		($ in thousands)
Services revenues	$293,226	$201,217		$77,486
Percentage of total net revenues	6%	5%		3%
Period over period increase	$92,009	$123,731
	46%	*	%

*	Percentage not meaningful
     Revenue from our Services segment increased in fiscal 2007 as compared to fiscal 2006 due to a $58 million increase in security consulting services and the inclusion of the storage and availability services obtained through our acquisition of Veritas for the full twelve months in the 2007 period compared to nine months in the 2006 period. These acquired services offerings contributed $28 million of Services revenues in the June 2006 quarter for which there was no comparable revenue in the June 2005 quarter. In addition we realized a $15 million increase as a result of increased demand in our Business Critical Services offerings.
     The increase in revenue from our Services segment in fiscal 2006 as compared to fiscal 2005 was primarily due to the inclusion of the storage and availability services obtained through our acquisition of Veritas. These services contributed $94 million of services revenues during fiscal 2006 for which there was no comparable revenue in fiscal 2005. In addition, the increase was due to an increase in our security consulting services of $13 million in fiscal 2006 as compared to fiscal 2005.

     Altiris Segment

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Altiris revenues	$160,475	$189,301	$212,788
Percentage of total net revenues	3%	4%	8%
Period over period increase	$(28,826)	$(23,487)
	(15)%	(11)*%

*	Percentage not meaningful
     Revenue from our Altiris segment decreased in fiscal 2007 as compared to fiscal 2006 primarily due to the continued decline in sales of our pcAnywhere product and a decline in sales of our Symantec Ghost Solution Suite, which contributed $14 million and $12 million to the decrease, respectively.
     Revenue from our Altiris segment decreased in fiscal 2006 as compared to fiscal 2005 primarily due to the continued decline in sales of our pcAnywhere product, which contributed $23 million to the decrease.
Other segment
     Our Other segment is comprised primarily of sunset products and products nearing the end of their life cycle. Revenues from the Other segment during fiscal 2007, 2006, and 2005 were insignificant.

Net revenues by geographic region

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
North America (U.S. and Canada)	$2,736,558 *	$2,185,945 **	$1,334,707 ***
Percentage of total net revenues	53%	53%	52%
Period over period increase	$550,613	$851,238
	25%	64%
EMEA (Europe, Middle East, and Africa)	$1,644,177	$1,321,968	$842,189
Percentage of total net revenues	31%	32%	33%
Period over period increase	$322,209	$479,779
	24%	57%
Asia Pacific/Japan	$714,617	$563,487	$360,342
Percentage of total net revenues	14%	13%	14%
Period over period increase	$151,130	$203,145
	27%	56%
Latin America	$104,014	$71,992	$45,611
Percentage of total net revenues	2%	2%	2%
Period over period increase	$32,022	$26,381
	44%	58%
Total net revenues	$5,199,366	$4,143,392	$2,582,849

*	North America includes net revenues from the United States of $2.6 billion and Canada of $176 million during fiscal 2007.

**	North America includes net revenues from the United States of $2.0 billion and Canada of $140 million during fiscal 2006.

***	North America includes net revenues from the United States of $1.2 billion and Canada of $99 million during fiscal 2005.
     International revenues increased in fiscal 2007 as compared to fiscal 2006 primarily due to the inclusion of the storage and availability products and services obtained through our acquisition of Veritas for the full twelve months in the 2007 period compared to nine months in the 2006 period. These products and services contributed $240 million of international revenues in the June 2006 quarter for which there was no comparable revenue in the June 2005 quarter. In North America, these products contributed $277 million in the June 2006 quarter for which there was no comparable revenue in the June 2005 quarter. In addition, a portion of the revenue increase in fiscal 2007 is due to the fact that the amount of revenue recognized in the comparable 2006 period was lower as a result of the purchase accounting adjustment discussed under “Total Net Revenues” above. The purchase accounting adjustment increased fiscal 2007 revenues by $186 million in North America and $85 million in the international regions compared to fiscal 2006. Growth in our Consumer Products segment, driven by Norton Internet Security, resulted in a $137 million increase in the international regions and a $44 million increase in North America in fiscal 2007 revenues versus fiscal 2006. Both domestic and international revenue from enterprise offerings were negatively impacted primarily due to the increased flexibility in our contract terms and the combination of our buying programs. These changes resulted in a larger portion of contracts being subject to deferral and a correspondingly lower amount of revenue recognized in the current period, as discussed in “Total Net Revenues” above. Foreign currencies had a favorable impact on net revenues of $105 million in fiscal 2007 compared to fiscal 2006.
     International revenues increased in fiscal 2006 as compared to fiscal 2005 primarily due to the inclusion of the storage and availability products and services obtained through our acquisition of Veritas. These product and services contributed $661 million of international revenues for which there was no comparable revenue in fiscal 2005. Increased sales of our Norton Internet Security products in our Consumer Products segment and our antivirus and antispam products in our Security and Data Management segment also contributed to the increase in net revenue in the international regions in fiscal 2006, while the change to ratable revenue recognition with the release of the 2006 consumer products that include content updates partially offset this increase. Weakness in most major foreign currencies negatively impacted our international revenue growth by $48 million in fiscal 2006 as compared to fiscal 2005.
     We are unable to predict the extent to which revenues in future periods will be impacted by changes in foreign currency exchange rates. If international sales become a greater portion of our total sales in the future, changes in foreign currency exchange rates may have a potentially greater impact on our revenues and operating results.

Cost of Revenues

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Cost of revenues	1,215,826	$981,869	$452,109
Gross margin	77%	76%	82%
Period over period increase	233,957	$529,760
	24%	*

*	Percentage not meaningful
     Cost of revenues consists primarily of amortization of acquired product rights, fee-based technical support costs, costs of billable services, payments to OEMs under revenue-sharing arrangements, manufacturing and direct material costs, and royalties paid to third parties under technology licensing agreements.
     Gross margin increased in fiscal 2007 as compared to fiscal 2006 due primarily to higher revenues more than offsetting year over year increases in services and technical support costs. We anticipate that our net revenues from our Services segment may grow to comprise a higher percentage of our total net revenues, which would have a negative impact on our gross margin, as our services typically have a higher cost of revenues than our software products. Gross margin was also impacted as the terms of several of our OEM arrangements changed from revenue-sharing arrangements to placement fee arrangements during fiscal 2007. Placement fee arrangements are expensed on an estimated average cost basis, while revenue-sharing arrangements are amortized ratably over a one-year period.
     Gross margin decreased in fiscal 2006 as compared to fiscal 2005 due primarily to increased amortization of acquired product rights resulting from certain identifiable intangible assets acquired through the Veritas acquisition. Costs for services and technical support also increased in fiscal 2006 as compared to fiscal 2005. These increases were partially offset by ratable recognition of costs for 2006 consumer products that include content updates, which are recognized ratably over the term of the license beginning in the December 2005 quarter.
Cost of content, subscriptions, and maintenance

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Cost of content, subscriptions, and maintenance	$823,525	$621,636	$351,077
As a % of related revenue	21%	22%	18%
Period over period increase	$201,889	$270,559
	32%	77%
     Cost of content, subscriptions, and maintenance consists primarily of fee-based technical support costs, costs of billable services, and payments to OEMs under revenue-sharing agreements.
     Cost of content, subscriptions, and maintenance remained relatively constant as a percentage of the related revenue in fiscal 2007 as compared to fiscal 2006. The year over year increase in costs is primarily driven by sales of products acquired through the Veritas acquisition, which contributed $98 million of incremental costs in fiscal 2007 relative to fiscal 2006 and contributed 28% of the related Content, subscriptions, and maintenance revenue in fiscal 2007. In addition, costs related to our security services consulting and consumer products increased $34 million and $37 million, respectively.
     We expect our gross margin and operating expenses to be affected in future periods as a result of recent changes in the terms of some of our key OEM relationships. We have negotiated new contract terms with some of our OEM partners which will have the effect of moving our OEM payments from Cost of revenues to Operating expenses. Our past OEM payments were primarily revenue-sharing arrangements, which were amortized to Cost of revenues over a one-year period. Several of the arrangements negotiated in late fiscal 2007 are placement fee arrangements, for which the costs are expensed on an estimated average cost basis.

     Cost of content, subscriptions, and maintenance increased as a percentage of the related revenue in fiscal 2006 as compared to fiscal 2005 due primarily to sales of products acquired through the Veritas acquisition, which contributed $228 million of additional costs and contributed 43% of the related Content, subscriptions, and maintenance revenue in fiscal 2006. In addition, costs related to our security services consulting segment and enterprise security products increased $21 million and $13 million, respectively.
Cost of licenses

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Cost of licenses	$49,968	$45,943	$52,138
As a % of related revenue	4%	4%	8%
Period over period increase (decrease)	$4,025	$(6,195)
	9%	(12)%
     Cost of licenses consists primarily of royalties paid to third parties under technology licensing agreements and manufacturing and direct material costs. Cost of licenses remained constant as a percentage of the related revenue in fiscal 2007 as compared to fiscal 2006. The year over year increase in absolute dollars is primarily due to amortization of stock-based compensation expense, offset in part by lower costs associated with products acquired through the Veritas acquisition, which added $9 million of costs in fiscal 2007 and $13 million in fiscal 2006.
     Cost of licenses decreased as a percentage of the related revenue in fiscal 2006 as compared to fiscal 2005 due primarily to lower costs associated with products acquired through the Veritas acquisition. The Veritas acquisition added $13 million of costs in fiscal 2006, which was offset by a $17 million decrease in consumer products license costs as compared to fiscal 2005. These costs and the associated revenue are reported as Content, subscriptions, and maintenance beginning with the release of our 2006 consumer products in the December 2005 quarter that include content updates, as we now recognize the revenue and related costs ratably over the content update period.
Amortization of acquired product rights

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Amortization of acquired product rights	$342,333	$314,290	$48,894
Percentage of total net revenues	7%	8%	2%
Period over period increase	$28,043	$265,396
	9%	*

*	Percentage not meaningful
     Acquired product rights are comprised of developed technologies, revenue-related order backlog and contracts, and patents from acquired companies.
     The amortization in fiscal 2007 and 2006 is primarily associated with the Veritas acquisition, for which amortization began in July 2005. In connection with the Veritas acquisition, we recorded $1.3 billion in acquired product rights which are being amortized over their expected useful lives of three months to five years. We amortize the fair value of all other acquired product rights over their expected useful lives, generally one to eight years. For further discussion of acquired product rights and related amortization, see Notes 3 and 4 of the Notes to Consolidated Financial Statements.

Operating Expenses
Sales and marketing expense

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Sales and marketing	$2,007,651	$1,499,904	$845,022
Percentage of total net revenues	39%	36%	33%
Period over period increase	$507,747	$654,882
	34%	77%
     Sales and marketing expense as a percentage of total revenues increased to 39% in fiscal 2007 as compared to 36% in fiscal 2006. The percentage increase and increase in absolute dollars in sales and marketing expenses in fiscal 2007 as compared to fiscal 2006 is primarily due to higher employee compensation expense of approximately $335 million resulting from an increase in employee headcount. Higher employee compensation expense includes the effect of adopting of SFAS No. 123R, which added $56 million of stock-based compensation expense in fiscal 2007 for which there is no comparable expense in fiscal 2006. In addition, approximately $171 million of the increase is due to an additional three months of sales and marketing expenses related to the Veritas acquisition, which is included for the full year of fiscal 2007 as compared to nine months in fiscal 2006. Advertising expense increased by approximately $129 million in fiscal 2007 as compared to fiscal 2006 primarily as a result of changes in our OEM arrangements discussed below.
     Sales and marketing expense as a percentage of total revenues increased to 36% in fiscal 2006 as compared to 33% in fiscal 2005. The percentage increase and increase in absolute dollars in sales and marketing expenses in fiscal 2006 as compared to fiscal 2005 was due primarily to the Veritas acquisition, which contributed $579 million in additional sales and marketing expenses for which there were no comparable expenses in fiscal 2005. The remaining increase in sales and marketing expenses was due primarily to an increase in employee headcount, resulting in additional employee compensation expense.
     We have negotiated new contract terms with some of our OEM partners which will have the effect of moving our OEM payments from Cost of revenues to Operating expenses, as discussed above under “Financial Results and Trends.” As a result, we expect our Sales and marketing expenses to increase.
     Research and development expense

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Research and development	$866,882	$682,125	$334,046
Percentage of total net revenues	17%	16%	13%
Period over period increase	$184,757	$348,079
	27%	*

*	Percentage not meaningful
     Research and development expense as a percentage of total revenues remained relatively constant in fiscal 2007 and fiscal 2006. The increase in absolute dollars in research and development expenses in fiscal 2007 as compared to fiscal 2006 was due primarily to higher employee compensation expense of approximately $108 million resulting from an increase in employee headcount. Higher employee compensation expense includes the effect of adopting of SFAS No. 123R, which added $57 million of stock-based compensation expense in fiscal 2007 for which there is no comparable expense in fiscal 2006. In addition, approximately $96 million of the increase is due to an additional three months of research and development expenses related to the Veritas acquisition, which is included for the full year of fiscal 2007 as compared to nine months in fiscal 2006.
     Research and development expense as a percentage of total revenues increased to 16% in fiscal 2006 as compared to 13% in fiscal 2005. The percentage increase and increase in absolute dollars in research and development expenses in fiscal 2006 as compared to fiscal 2005 was due primarily to the Veritas acquisition, which contributed $320 million in additional research and development expenses for which there were no comparable expenses in fiscal 2005.

General and administrative expense

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
General and administrative	$316,783	$228,563	$116,865
Percentage of total net revenues	6%	6%	5%
Period over period increase	$88,220	$111,698
	39%	96%
     General and administrative expense as a percentage of total revenues was relatively constant in fiscal 2007 and fiscal 2006. The increase in absolute dollars in general and administrative expenses in fiscal 2007 as compared to fiscal 2006 was due primarily to higher employee compensation expense of approximately $73 million resulting from an increase in employee headcount. Higher employee compensation includes the effect of adopting SFAS No. 123R, which added $24 million of stock-based compensation expense in fiscal 2007 for which there is no comparable expense in fiscal 2006. In addition, approximately $20 million of the increase is due to an additional three months of general and administrative expenses related to the Veritas acquisition, which are included for the full year in fiscal 2007 as compared to nine months in fiscal 2006.
     General and administrative expense as a percentage of total revenues increased slightly in fiscal 2006 as compared to fiscal 2005. The increase in absolute dollars in general and administrative expenses in fiscal 2006 as compared to fiscal 2005 was due primarily to the Veritas acquisition, which contributed $81 million in additional general and administrative expenses for which there were no comparable expenses in fiscal 2005. The remaining increase in general and administrative expenses was due primarily to an increase in employee headcount, resulting in additional employee compensation expense.
Amortization of other intangible assets

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Amortization of other intangible assets	$201,502	$148,822	$5,416
Percentage of total net revenues	4%	4%	*
Period over period increase	$52,680	$143,406
	35%	*

*	Percentage not meaningful
     Other intangible assets are comprised of customer base, trade names, partnership agreements, and marketing-related assets. The increased amortization in fiscal 2007 is primarily associated with a full year of amortization associated with the Veritas acquisition which occurred in July 2005 and the acquisitions of Company-i Limited and 4FrontSecurity, Inc. that occurred during fiscal 2007. We recorded $9 million of other intangible assets associated with the Company-i and 4FrontSecurity, acquisitions which will be amortized over their useful lives of one to eight years.
     The increased amortization in fiscal 2006 is primarily associated with the Veritas acquisition, for which amortization began in July 2005. In connection with the Veritas acquisition, we recorded $1.5 billion in other intangible assets which will be amortized over their useful lives of eight to ten years. For further discussion of other intangible assets from acquisitions and related amortization, see Notes 3 and 4 of the Notes to Consolidated Financial Statements.
Acquired in-process research and development (IPR&D)

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Acquired in-process research and development	$—	$285,100	$3,480
     During fiscal 2006, we wrote off IPR&D totaling $285 million, of which $284 million was in connection with our acquisition of Veritas. The IPR&D was written off because the acquired technologies had not reached technological feasibility and had no alternative uses. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development. At the time of the acquisition in July 2005, Veritas was developing new products in multiple product areas that qualify as IPR&D. These efforts included NetBackup 6.1, Backup Exec 11.0, Server Management 5.0, and various other projects. At the time of the acquisition, it was estimated that these IPR&D development efforts would be completed over the following 12 to 18 months at an estimated total cost of $120 million. As of March 31, 2007, the majority of all IPR&D projects had been completed on schedule and within expected costs, except for one small project which is expected to be completed within the next six months.

     In fiscal 2005, we wrote off $3 million of IPR&D in connection with our acquisition of Brightmail. The Brightmail IPR&D related to the third generation of Brightmail’s antispam product offering.
     Restructuring

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Restructuring	$70,236	$24,918	$2,776
     In fiscal 2007, we recorded approximately $70 million of restructuring and employee termination benefit expenses which consist of $19 million related to severance, associated benefits, and outplacement services for the termination of approximately 323 employees located in the Americas, Europe and Asia Pacific and $51 million dollars related to the 2007 cost savings initiative announced in January 2007. We implemented the 2007 cost savings initiative to better align our expenses with our new revenue expectations. The costs included in our 2007 cost savings initiative reflect $51 million related to severance, associated benefits, and outplacement services and an insignificant amount related to excess facilities. The restructuring and employee termination benefit costs under the 2007 cost savings initiative reflect the termination of approximately 988 employees located in the Americas, Europe, and Asia Pacific and the consolidation of certain facilities in Europe and Asia Pacific. We paid $24 million under the restructuring and employee termination benefit reserves established in fiscal 2007. We expect the remainder of the costs to be paid by the end of fiscal 2008. We expect that the 2007 cost savings initiative will result in an additional restructuring charge in the first quarter of fiscal 2008 and potentially in other future periods.
     In fiscal 2006, we recorded $25 million of restructuring costs, of which $18 million related to severance, associated benefits, and outplacement services and $7 million related to excess facilities. These restructuring costs reflect the termination of 446 redundant employees located in the Americas, Europe, and Asia Pacific and the consolidation of certain facilities in Europe and Asia Pacific. At March 31, 2006, $9 million remained related to this reserve. In fiscal 2007, we paid $4 million related to this restructuring reserve. At March 31, 2007, $5 million remained related to this reserve, the majority of which relate to restructured facilities. We expect the remainder of the costs to be paid by the end of fiscal 2018.
     In fiscal 2005, we recorded $3 million of restructuring charges, of which $2 million was for costs of severance, related benefits, and outplacement services related to the termination of 51 employees located in the U.S. and Europe due to the consolidation and relocation of engineering and development functions. In addition we recorded an increase to the accrual relating to the fiscal 2002 restructuring plan of $1 million due to the termination of a sublease agreement for facilities in Eugene, Oregon. Substantially all of the costs had been paid by March 31, 2005.
Integration
     In fiscal 2007, we recorded $1 million of integration charges in connection with our April 2007 acquisition of Altiris. These integration charges consisted of costs incurred for consulting services and other professional fees. We expect to incur additional integration costs related to Altiris in fiscal 2008. In connection with our acquisition of Veritas, we recorded integration costs of $16 million in fiscal 2006 and $3 million in fiscal 2005, which consisted primarily of costs incurred for consulting services and other professional fees.
Patent settlement
     On May 12, 2005, we resolved patent litigation matters with Altiris, Inc. by entering into a cross-licensing agreement that resolved all legal claims between the companies. As part of the settlement, we paid Altiris $10 million for use of the disputed technology. Under the transaction, we expensed $2 million of patent settlement costs in the June 2005 quarter that was related to benefits received in and prior to the June 2005 quarter. The remaining $8 million was recorded as Acquired product rights in the Consolidated Balance Sheets and is being amortized to Cost of revenues in the Consolidated Statements of Income over the remaining life of the primary patent, which expires in May 2017. In April 2007, we acquired Altiris. See Note 17 of the Notes to Consolidated Financial Statements for more information.

Non-operating Income and Expense

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Interest income	$122,043	$108,404	$50,195
Interest expense	(27,233)	(17,996)	(12,323)
Other income (expense), net	17,070	(1,650)	990

Total	$111,880	$88,758	$38,862

Percentage of total net revenues	2%	2%	2%
Period over period increase	$23,122	$49,896
	26%	*

*	Percentage not meaningful
     The increase in Interest income in fiscal 2007 as compared to fiscal 2006 was due primarily to a higher average investment balance and higher average interest rates realized on our invested cash and available-for-sale securities. The increase in Interest income in fiscal 2006 as compared to fiscal 2005 was due primarily to a higher average investment balance, due to the cash acquired through the Veritas acquisition, and higher average interest rates.
     Interest expense in fiscal 2007 was due primarily to the interest and amortization of issuance costs related to our 0.75% and 1.00% Convertible Senior Notes issued in June 2006. In addition, the period includes interest and accretion related to the 0.25% Convertible Subordinated Notes that we assumed in connection with our acquisition of Veritas. The 0.25% Veritas Convertible Subordinated Notes were paid in full during August 2006. Interest expense in fiscal 2006 was due primarily to the Veritas 0.25% Convertible Subordinated Notes. Interest expense in fiscal 2005 was primarily related to our $600 million 3% convertible subordinated notes issued in October 2001. In November 2004, substantially all of the outstanding convertible subordinated notes were converted into 70.3 million shares of our common stock and the remainder was redeemed for cash.
     In fiscal 2007, Other income (expense), net includes a gain of $20 million on the sale of our buildings in Milpitas, California, and Maidenhead, United Kingdom.
Provision for Income Taxes

	Year Ended March 31,
	2007	2006	2005
		($ in thousands)
Tax provision on earnings	$227,242	$227,068	$267,720
Effective tax rate on earnings	36%	63%	31%
Tax provision on repatriation	$—	$(21,197)	$54,249
Total tax provision	$227,242	$205,871	$321,969
Total effective tax rate	36%	57%	38%
     Our effective tax rate on Income before income taxes was approximately 36%, 57%, and 38% in fiscal 2007, 2006, and 2005, respectively. The effective tax rate for fiscal 2007 reflects the impact of non-deductible stock-based compensation and the fiscal 2003 and 2004 Internal Revenue Service, or IRS, audit settlement. The effective tax rate for fiscal 2006 reflects the impact of the IPR&D charges and other acquisition-related charges that are nondeductible for tax reporting purposes, partially offset by foreign earnings taxed at a lower rate than the U.S. tax rate, and the effect of the true-up of taxes on repatriated earnings. The effective tax rate in fiscal 2005 reflects the additional tax expense attributable to the $500 million of foreign earnings that we repatriated under the American Jobs Creation Act.
     We believe realization of substantially all of our deferred tax assets as of March 31, 2007 of $578 million, after application of the valuation allowance, is more likely than not based on the future reversal of temporary tax differences. Realization of approximately $43 million of our deferred tax assets as of March 31, 2007 is dependent upon future taxable earnings exclusive of reversing temporary differences in certain foreign jurisdictions. Levels of future taxable income are subject to the various risks and uncertainties discussed in Item 1A, Risk Factors, set forth in this annual report. An additional valuation allowance against net deferred tax assets may be necessary if it is more likely than not that all or a portion of the net deferred tax assets will not be realized. We will assess the need for an additional valuation allowance on a quarterly basis. Of the $60 million total valuation allowance provided against our deferred tax assets, approximately $54 million is attributable to acquisition-related assets, the benefit of which will reduce goodwill when and if realized. The valuation allowance decreased by $6 million in fiscal 2007, all of which was attributable to acquisition-related assets, the benefit of which reduced goodwill. The valuation allowance increased by $59 million in fiscal 2006, of which approximately $58 million was attributable to acquisition-related assets.
American Jobs Creation Act of 2004 — Repatriation of foreign earnings
     In the March 2005 quarter, we repatriated $500 million from certain of our foreign subsidiaries that qualified for the 85% dividends received deduction under the provisions of the American Jobs Creation Act of 2004, or the Jobs Act, enacted in October 2004. We recorded a tax charge for this repatriation of $54 million in the March 2005 quarter.
     In May 2005, clarifying language was issued by the U.S. Department of Treasury and the IRS with respect to the treatment of foreign taxes paid on the earnings repatriated under the Jobs Act and in September 2005, additional clarifying language was issued regarding the treatment of certain deductions attributable to the earnings repatriation. As a result of this clarifying language, we reduced the tax expense attributable to the repatriation by approximately $21 million in fiscal 2006, which reduced the cumulative tax charge on the repatriation to $33 million.
Other tax matters
     On March 29, 2006, we received a Notice of Deficiency from the IRS claiming that we owe additional taxes, plus interest and penalties, for the 2000 and 2001 tax years based on an audit of Veritas, which we acquired in July 2005. The incremental tax liability asserted by the IRS with regard to the Veritas claim was $867 million, excluding penalties and interest. The Notice of Deficiency primarily relates to transfer pricing in connection with a technology license agreement between Veritas and a foreign subsidiary. We do not agree with the IRS position. On June 26, 2006, we filed a petition with the U.S. Tax Court to protest a Notice of Deficiency. On August 30, 2006, the IRS answered our petition and the case has been docketed for trial in U.S. Tax Court. In the March 2007 quarter, the IRS agreed to dismiss any penalty assessment, and we have otherwise agreed to settle several of the lesser issues (representing $35 million of the total assessment) for $7 million of tax. As a result, the outstanding issue represents $832 million of tax. No payments will be made on the assessment until the issue is definitively resolved. If, upon resolution, we are required to pay an amount in excess of our provision for this matter, the incremental amounts due would be accounted for principally as additions to the Veritas purchase price as an increase to goodwill. Any incremental interest accrued subsequent to the date of the Veritas acquisition would be recorded as an expense in the period the matter is resolved.
     In the fourth quarter of fiscal 2006, we made $90 million of tax-related adjustments to the purchase accounting for Veritas, consisting of $120 million of additional pre-acquisition tax reserve-related adjustments, partially offset by a $30 million reduction in other pre-acquisition taxes payable. While we strongly disagree with the IRS over both its transfer pricing methodologies and the amount of the assessment, we have established additional tax reserves for all Veritas pre-acquisition years to account for both contingent tax and interest risk.
     On March 30, 2006, we received notices of proposed adjustment from the IRS with regard to an unrelated audit of Symantec for fiscal 2003 and 2004. The IRS claimed that we owed an incremental tax liability with regard to this audit of $110 million, excluding penalties and interest. The incremental tax liability primarily relates to transfer pricing matters between Symantec and a foreign subsidiary. On September 5, 2006, we executed a closing agreement with the IRS with respect to the audit of Symantec’s fiscal 2003 and 2004 federal income tax returns. The closing agreement represents the final assessment by the IRS of additional tax for these fiscal years of approximately $35 million, including interest. Based on the final settlement, a tax benefit of $8 million was recognized.
     In the fourth quarter of fiscal 2006, we increased our tax reserves by an additional $64 million in connection with all open Symantec tax years (fiscal 2003 to 2006). Since these reserves relate to licensing arising from acquired technology, the additional accruals are primarily offset by deferred taxes.
     We are as yet unable to confirm our eligibility to claim a lower tax rate on a distribution made from a Veritas foreign subsidiary prior to the acquisition. The distribution was intended to be made pursuant to the Jobs Act, and therefore eligible for a 5.25% effective U.S. federal rate of tax, in lieu of the 35% statutory rate. We are seeking a ruling from the IRS on the matter. Because we were unable to obtain this ruling prior to filing the Veritas tax return in May 2006, we have paid $130 million of additional U.S. taxes. Since this payment relates to the taxability of foreign earnings that are otherwise the subject of the IRS assessment, this additional payment reduced the amount of taxes payable accrued as part of the purchase accounting for pre-acquisition contingent tax risks. For further information, see Note 13 of the Notes to Consolidated Financial Statements and Critical Accounting Estimates — Income Taxes above.

     In connection with the note hedge transactions discussed in Note 6 of the Notes to the Consolidated Financial Statements, we established a deferred tax asset of approximately $232 million to account for the book-tax basis difference in the convertible notes resulting from note hedge transactions. The deferred tax asset has been accounted for as an increase to Capital in excess of par value.
LIQUIDITY AND CAPITAL RESOURCES

	Year Ended March 31,
	2007	2006	2005
	(In thousands)
Net cash provided by (used for):
Operating activities	$1,666,235	$1,536,896	$1,207,459
Investing activities	(222,455)	3,619,605	(663,159)
Financing activities	(1,309,567)	(3,910,064)	(31,990)
Effect of exchange rate fluctuations on cash and cash equivalents	109,199	(22,248)	18,261
Net change in cash and cash equivalents	$243,412	$1,224,189	$530,571
     As of March 31, 2007, our principal source of liquidity was our existing cash, cash equivalents, and short-term investments of $3.0 billion, of which 53% was held domestically and the remainder was held outside of the U.S. In April 2007, we completed our acquisition of Altiris, Inc., a leading provider of IT management software that enables businesses to easily manage and service network-based endpoints. We used a portion of our domestic cash balance to fund the aggregate purchase price, including acquisition related costs, of approximately $841 million in cash, which amount is net of Altiris’ cash balance. As a result approximately two-thirds of our cash, cash equivalents, and short-term investments balance is currently held outside of the U.S. At the beginning of fiscal 2007, we completed the reorganization of certain international subsidiaries acquired as part of the Veritas acquisition.
     In June 2006, we issued $1.1 billion principal amount of 0.75% Convertible Senior Notes due June 15, 2011, and $1.0 billion principal amount of 1.00% Convertible Senior Notes due June 15, 2013, to initial purchasers in a private offering for resale to qualified institutional buyers pursuant to SEC Rule 144A. We refer to these Notes collectively as the Senior Notes. Concurrently with the issuance of the Senior Notes, we entered into note hedge transactions with affiliates of certain of the initial purchasers whereby we have the option to purchase up to 110 million shares of our common stock at a price of $19.12 per share. In addition, concurrently with the issuance of the Senior Notes, we also sold warrants to affiliates of certain of the initial purchasers whereby they have the option to purchase up to 110 million shares of our common stock at a price of $27.3175 per share. The warrants expire on various dates from July 2011 through August 2013 and must be settled in net shares.
     For additional information regarding the Senior Notes and related transactions, see Note 6 of the Notes to Consolidated Financial Statements, which information is incorporated herein by reference. For information regarding the deferred tax asset established in connection with the note hedge transactions, see Note 6 of the Notes to Consolidated Financial Statements, which information is incorporated herein by reference.
     The cost incurred in connection with the note hedge transactions, net of the related tax benefit and the proceeds from the sale of the warrants, is included as a net reduction in Capital in excess of par value in the accompanying Consolidated Balance Sheets as of March 31, 2007, in accordance with the guidance in Emerging Issues Task Force Issue, or EITF, No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.
     On August 1, 2006, at the option of certain of the holders, we repurchased for cash $510 million of the Veritas 0.25% Convertible Subordinated Notes, or the 0.25% Notes, that we had assumed in connection with the acquisition of Veritas at a price equal to the principal amount, plus accrued and unpaid interest. On August 28, 2006, at our election, we repurchased the remaining $10 million of the Veritas 0.25% Notes at a price equal to the principal amount plus accrued and unpaid interest. For additional information regarding the 0.25% Notes, see Note 6 of the Notes to Consolidated Financial Statements, which information is incorporated herein by reference.
     In July 2006, we entered into a five-year $1 billion senior unsecured revolving credit facility that expires in July 2011. Borrowings under the facility will bear interest, at our option, at either a rate equal to the bank’s base rate or a rate equal to LIBOR plus a margin based on our leverage ratio, as defined in the credit facility agreement. In connection with the credit facility, we must maintain certain covenants, including a specified ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization), as well as various other non-financial covenants. At March 31, 2007, we were in compliance with all covenants. We have made no borrowings under the credit facility through the date of filing of this annual report.
     During April 2006, we purchased two office buildings totaling approximately 236,000 square feet in Cupertino, California for $81 million. Approximately 64,000 square feet is leased to a third party. In September 2006, we sold a building in Milpitas, California for net proceeds of $83 million. In January 2007, we sold a building in Maidenhead, England for net proceeds of $35 million.
     On January 24, 2007, we announced that the Board of Directors authorized the repurchase of $1 billion of Symantec common stock without a scheduled expiration date.
     We believe that our cash balances, cash that we generate over time from operations, and our borrowing capacity will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.
Operating Activities
     Net cash provided by operating activities during fiscal 2007 resulted largely from net income of $404 million, plus non-cash depreciation and amortization charges of $811 million, non-cash stock-based compensation expense of $154 million, and an increase in deferred revenue of $400 million. These amounts were partially offset by a decrease in income taxes payable of $182 million, primarily due to the timing of tax payments. We expect operating cash flow to continue to be positive in the future.
     Net cash provided by operating activities in fiscal 2006 resulted largely from net income of $157 million, plus an increase in deferred revenue of $683 million, non-cash charges, primarily for depreciation and amortization, of $640 million, and the write off of IPR&D of $285 million related to the acquisitions of Veritas and BindView. These factors were partially offset by a decrease in deferred income taxes of $203 million and by an increase in trade accounts receivable of $87 million.
     Net cash provided by operating activities in fiscal 2005 resulted largely from net income of $536 million, plus non-cash depreciation and amortization charges of $127 million, the income tax benefit from employee stock plans of $109 million, and deferred income taxes of $61 million. In addition, our deferred revenue increased by $319 million and income taxes payable increased by $56 million.
Investing Activities
     Net cash used in investing activities in fiscal 2007 was primarily the result of capital expenditures of $420 million, including $81 million for the purchase of two office buildings in Cupertino, California, and purchases of available-for-sale securities of $227 million. These amounts were partially offset by proceeds of $349 million from sales of available-for-sale securities and net proceeds from the sale of property and equipment, primarily buildings in Milpitas, California and Maidenhead, England, of $121 million.
     Net cash provided by investing activities in fiscal 2006 was primarily the result of net sales of available-for-sale securities of $3.4 billion and cash of $541 million acquired through the acquisition of Veritas, net of cash expenditures for our other acquisitions in fiscal 2006. These amounts were partially offset by capital expenditures of $267 million, including $63 million for the purchase of two buildings in Mountain View, California.
     Net cash used for investing activities in fiscal 2005 was primarily the result of payments for business acquisitions of $424 million and net purchases of available-for-sale securities of $143 million.
Financing Activities
     In the June 2006 quarter, we issued the Senior Notes for net proceeds of approximately $2.1 billion. We used $1.5 billion of the proceeds to repurchase shares of our common stock, as discussed below. We also purchased hedges related to the Senior Notes for $592 million and received proceeds of $326 million from the sale of common stock warrants. In addition, we applied the remainder of the proceeds from the Senior Notes to the $520 million used to repurchase the Veritas 0.25% Notes in August 2006.
     We have operated stock repurchase programs since 2001. As of January 2007, we completed the $1 billion share repurchase program announced in January 2006 as well as the $1.5 billion share repurchase program announced in June 2006. On January 24,

2007, we announced that our Board of Directors authorized the repurchase of $1 billion of Symantec common stock, without a scheduled expiration date.
     During fiscal 2007, we repurchased 162 million shares of our common stock at prices ranging from $15.61 to $21.66 per share for an aggregate amount of $2.8 billion. During fiscal 2006, we repurchased 174 million shares at prices ranging from $15.83 to $23.85 per share for an aggregate amount of $3.6 billion. During fiscal 2005, we repurchased eight million shares at prices ranging from $21.05 to $30.77 per share, for an aggregate amount of $192 million. As of March 31, 2007, $500 million remained authorized for future repurchases. For further information regarding our stock repurchases, see Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, of this annual report.
     In fiscal 2007, 2006, and 2005, we received net proceeds of $230 million, $210 million, and $160 million, respectively, from the issuance of our common stock through employee stock plans.
     In fiscal 2007, we repaid the entire balance of $520 million related to the Veritas 0.25% Convertible Subordinated Notes and in fiscal 2006, we repaid the entire balance of a short-term loan with a principal amount of EURO 411 million that we assumed in connection with our acquisition of Veritas.
Contractual Obligations
     The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments. Changes in our business needs, cancellation provisions, interest rates, and other factors may result in actual payments differing from these estimates. We cannot provide certainty regarding the timing and amounts of payments related to the contractual obligations set forth in the table below. The following table summarizes our fixed contractual obligations and commitments as of March 31, 2007:

		Payments Due by Period
					Fiscal 2013
			Fiscal 2009	Fiscal 2011	and
	Total	Fiscal 2008	and 2010	and 2012	thereafter
	(In thousands)
Convertible senior notes(1)	$2,100,000	$—	$—	$1,100,000	$1,000,000
Purchase obligations(2)	217,691	208,337	9,327	27	—
Operating leases(3)	415,234	85,481	118,085	73,097	138,571

Total contractual obligations	$2,732,925	$293,818	$127,412	$1,173,124	$1,138,571

(1)	Convertible senior notes, due June 15, 2011 and June 15, 2013 collectively referred to as the Senior Notes. Holders of the Senior Notes may convert their Senior Notes prior to maturity upon the occurrence of certain circumstances. Upon conversion, we would pay the holder the cash value of the applicable number of shares of Symantec common stock, up to the principal amount of the note. Amounts in excess of the principal amount, if any, may be paid in cash or in stock at our option. As of March 31, 2007, those circumstances had not occurred.

(2)	Represents amounts associated with agreements that are enforceable, legally binding, and specify terms.

(3)	Includes $12 million related to facilities included in our restructuring reserve.
Purchase price adjustment
     On December 1, 2006, we completed our acquisition of Company-i Limited for $26 million in cash. The purchase price may be increased by up to $11 million in cash if Company-i meets certain billings targets by September 30, 2008. Payments of the additional consideration may be accelerated if certain billings targets are met by March 31, 2007 or September 30, 2007. Under the terms of the purchase agreement, Symantec has 90 days from the respective dates to determine whether the billings target for payment of the additional consideration has been met. Any increase in the purchase consideration would result in a corresponding increase in goodwill. We believe that it is not determinable beyond a reasonable doubt that the billing targets are met as of March 31, 2007 and therefore we have not booked an adjustment in accordance with SFAS No. 141, Business Combinations.

Development agreements
     During fiscal 2006, we entered into agreements in connection with the construction of, or refurbishments to, buildings in Springfield, Oregon, and Culver City, California. Payment is contingent upon the achievement of certain agreed-upon milestones. The remaining commitment under the Culver City, California agreement is $91 million as of March 31, 2007. As of March 31, 2007, the Springfield, Oregon project had been completed and there were no remaining commitments under that agreement.
Royalties
     We have certain royalty commitments associated with the shipment and licensing of certain products. Royalty expense is generally based on a dollar amount per unit shipped or a percentage of underlying revenue. Certain royalty commitments have minimum commitment obligations; however, as of March 31, 2007 all such obligations are insignificant.
Indemnification
     As permitted under Delaware law, we have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is not limited; however, we have directors and officers’ insurance coverage that reduces our exposure and may enable us to recover a portion of any future amounts paid. We believe the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.
     We provide limited product warranties and the majority of our software license agreements contain provisions that indemnify licensees of our software from damages and costs resulting from claims alleging that our software infringes the intellectual property rights of a third party. Historically, payments made under these provisions have been insignificant. We monitor the conditions that are subject to indemnification to identify if a loss has occurred.
Newly Adopted and Recently Issued Accounting Pronouncements
Recent accounting pronouncements
     In February 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value and requires unrealized gains and losses on items for which the fair value option has been elected to be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently in the process of evaluating the impact of SFAS No. 159 on our consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently in the process of evaluating the impact of SFAS No. 157 on our consolidated financial statements.
     In September 2006, the FASB issued Emerging Issues Task Force Issue, or EITF, No. 06-1, Accounting for Consideration Given by a Service Provider to a Manufacturer or Reseller of Equipment Necessary for an End-Customer to Receive Service from the Service Provider. EITF No. 06-1 requires that we provide disclosures regarding the nature of arrangements in which we provide consideration to manufacturers or resellers of equipment necessary for an end-customer to receive service from us, including the amounts recognized in the Consolidated Statements of Income. EITF 06-1 is effective for fiscal years beginning after June 15, 2007. We do not expect the adoption of EITF No. 06-1 to have a material impact on our consolidated financial statements.
     In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. The interpretation contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the impact of FIN 48 on our consolidated financial statements.
     In March 2006, the FASB issued Emerging Issues Task Force Issue 06-03 — How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (“EITF 06-03”). Pursuant to this issue we elected to present taxes collected from customers and remitted to governmental authorities net in our financial statements. This treatment is consistent with our historical presentation. EITF 06-03 is effective for interim and annual reporting periods beginning after December 15, 2006, with earlier application permitted. We do not expect the adoption of EITF 06-03 to have any impact on our consolidated financial statements.
     In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the entire instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. We do not expect the adoption of SFAS No. 155 to have a material impact on our consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Symantec Corporation:
     We have audited the accompanying consolidated balance sheets of Symantec Corporation and subsidiaries (the Company) as of March 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2007. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Symantec Corporation and subsidiaries as of March 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
     As discussed in the Summary of Significant Accounting Policies, immediately preceding note 1 to the consolidated financial statements, effective April 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 23, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
/s/ KPMG LLP
Mountain View, California
May 23, 2007, except as to Notes 4, 15 and 17 which are as of December 14, 2007

SYMANTEC CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,
	2007	2006
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$2,559,034	$2,315,622
Short-term investments	428,619	550,180
Trade accounts receivable, net	666,968	670,937
Inventories	42,183	48,687
Current deferred income taxes	165,323	131,833
Other current assets	208,920	190,673

Total current assets	4,071,047	3,907,932
Property and equipment, net	1,092,240	946,217
Acquired product rights, net	909,878	1,238,511
Other intangible assets, net	1,245,638	1,440,873
Goodwill	10,340,348	10,331,045
Other long-term assets	91,719	48,605

Total assets	$17,750,870	$17,913,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible subordinated notes	$—	$512,800
Accounts payable	149,131	167,135
Accrued compensation and benefits	307,824	277,170
Current deferred revenue	2,387,733	1,915,179
Other accrued expenses	234,915	185,882
Income taxes payable	238,486	419,401

Total current liabilities	3,318,089	3,477,567
Convertible senior notes	2,100,000	—
Long-term deferred revenue	366,050	248,273
Long-term deferred tax liabilities	343,848	493,956
Other long-term obligations	21,370	24,916

Total liabilities	6,149,357	4,244,712
Commitments and contingencies
Stockholders’ equity:
Preferred stock (par value: $0.01, 1,000 shares authorized; none issued and outstanding)	—	—
Common stock (par value: $0.01, 3,000,000 shares authorized; 1,283,113 and 1,210,660 shares issued at March 31, 2007 and 2006; 899,417 and 1,040,885 shares outstanding at March 31, 2007 and 2006, respectively)	8,994	10,409
Capital in excess of par value	10,061,144	12,426,690
Accumulated other comprehensive income	182,933	146,810
Deferred stock-based compensation	—	(43,595)
Retained earnings	1,348,442	1,128,157

Total stockholders’ equity	11,601,513	13,668,471

Total liabilities and stockholders’ equity	$17,750,870	$17,913,183

The accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements are an integral part of these statements.

SYMANTEC CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended March 31,
	2007	2006	2005
	(In thousands, except net income per share)
Net revenues:
Content, subscriptions, and maintenance, net	$3,917,572	$2,873,211	$1,945,310
Licenses, net	1,281,794	1,270,181	637,539

Total net revenues	5,199,366	4,143,392	2,582,849
Cost of revenues:
Content, subscriptions, and maintenance	823,525	621,636	351,077
Licenses	49,968	45,943	52,138
Amortization of acquired product rights	342,333	314,290	48,894

Total cost of revenues	1,215,826	981,869	452,109

Gross profit	3,983,540	3,161,523	2,130,740
Operating expenses:
Sales and marketing	2,007,651	1,499,904	845,022
Research and development	866,882	682,125	334,046
General and administrative	316,783	228,563	116,865
Amortization of other intangible assets	201,502	148,822	5,416
Acquired in-process research and development	—	285,100	3,480
Restructuring	70,236	24,918	2,776
Integration	744	15,926	3,494
Patent settlement	—	2,200	375

Total operating expenses	3,463,798	2,887,558	1,311,474
Operating income	519,742	273,965	819,266
Interest income	122,043	108,404	50,195
Interest expense	(27,233)	(17,996)	(12,323)
Other income (expense), net	17,070	(1,650)	990

Income before income taxes	631,622	362,723	858,128
Provision for income taxes	227,242	205,871	321,969

Net income	$404,380	$156,852	$536,159

Net income per share — basic	$0.42	$0.16	$0.81

Net income per share — diluted	$0.41	$0.15	$0.74

Shares used to compute net income per share — basic	960,575	998,733	660,631

Shares used to compute net income per share — diluted	983,261	1,025,856	738,245

The accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements are an integral part of these statements.

SYMANTEC CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

				Accumulated
			Capital in	Other	Deferred		Total
	Common Stock		Excess of	Comprehensive	Stock-Based	Retained	Stockholders’
	Shares	Amount	Par Value	Income	Compensation	Earnings	Equity
				(In thousands)
Balances, March 31, 2004	311,854	$3,119	$1,573,466	$125,484	$—	$724,139	$2,426,208
Components of comprehensive income:
Net income	—	—	—	—	—	536,159	536,159
Change in unrealized loss on available-for-sale securities, net of tax	—	—	—	(1,776)	—	—	(1,776)
Translation adjustment, net of tax of $18,014	—	—	—	68,230	—	—	68,230

Total comprehensive income							602,613

Issuance of common stock under employee stock plans	14,951	149	159,778	—	—	—	159,927
Stock dividend	352,623	3,526	—	—	—	(3,526)	—
Repurchases of common stock	(4,148)	(41)	(49,636)	—	—	(142,239)	(191,916)
Conversion of convertible debt	35,142	352	593,182	—	—	—	593,534
Restricted stock grant	100	—	5,535	—	(5,535)	—	—
Assumed Brightmail stock options	—	—	21,298	—	(20,059)	—	1,239
Amortization of deferred stock-based compensation, net of actual forfeitures	—	—	—	—	4,524	—	4,524
Income tax benefit from employee stock transactions	—	—	109,324	—	—	—	109,324

Balances, March 31, 2005	710,522	7,105	2,412,947	191,938	(21,070)	1,114,533	3,705,453
Components of comprehensive income:
Net income	—	—	—	—	—	156,852	156,852
Change in unrealized loss on available-for-sale securities, net of tax	—	—	—	(4,264)	—	—	(4,264)
Translation adjustment, net of tax of $16,641	—	—	—	(40,864)	—	—	(40,864)

Total comprehensive income							111,724

Issuance of common stock under employee stock plans	21,010	210	217,248	—	—	—	217,458
Repurchases of common stock	(173,666)	(1,737)	(3,483,200)	—	—	(143,228)	(3,628,165)
Grant of restricted stock units	—	—	3,388	—	(3,388)	—	—
Stock issued for acquisition of Veritas	483,119	4,831	12,493,505	—	—	—	12,498,336
Fair value of assumed Veritas stock options and restricted stock units	—	—	698,514	—	(63,092)	—	635,422
Amortization of deferred stock-based compensation, net of actual forfeitures	—	—	—	—	37,712	—	37,712
Reduction of deferred stock-based compensation due to stock option and restricted stock unit cancellations	(100)	—	(6,243)	—	6,243	—	—
Other stock transactions	—	—	386	—	—	—	386
Income tax benefit from employee stock transactions	—	—	90,145	—	—	—	90,145

Balances, March 31, 2006	1,040,885	10,409	12,426,690	146,810	(43,595)	1,128,157	13,668,471
Cumulative effect of adjustments from the adoption of SAB No. 108, net of taxes	—	—	—	—	—	(33,788)	(33,788)

Adjusted balances, March 31, 2006	1,040,885	10,409	12,426,690	146,810	(43,595)	1,094,369	13,634,683
Components of comprehensive income:

				Accumulated
			Capital in	Other	Deferred		Total
	Common Stock		Excess of	Comprehensive	Stock-Based	Retained	Stockholders’
	Shares	Amount	Par Value	Income	Compensation	Earnings	Equity
				(In thousands)
Net income	—	—	—	—	—	404,380	404,380
Change in unrealized loss on available-for-sale securities, net of tax	—	—	—	4,093	—	—	4,093
Translation adjustment, net of tax of $14,783	—	—	—	32,030	—	—	32,030

Total comprehensive income							440,503

Reversal of deferred compensation due to SFAS No. 123R adoption	—	—	(43,595)	—	43,595	—	—
Issuance of common stock under employee stock plans	20,172	201	221,890	—	—	—	222,091
Repurchases of common stock	(161,704)	(1,617)	(2,694,388)	—	—	(150,307)	(2,846,312)
Restricted stock units released, net of taxes	64	1	(699)	—	—	—	(698)
Stock-based compensation, net of estimated forfeitures	—	—	152,272	—	—	—	152,272
Issuance of warrants	—	—	326,102	—	—	—	326,102
Purchase of bond hedge, net of tax	—	—	(359,546)	—	—	—	(359,546)
Income tax benefit from employee stock transactions	—	—	32,418	—	—	—	32,418

Balances, March 31, 2007	899,417	$8,994	$10,061,144	$182,933	$—	$1,348,442	$11,601,513

The accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial Statements are an integral part of these statements.

SYMANTEC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2007	2006	2005
	(In thousands)
OPERATING ACTIVITIES:
Net income	$404,380	$156,852	$536,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	255,129	191,204	90,838
Amortization	556,314	448,612	36,596
Impairment of equity investments	2,841	4,273	696
Stock-based compensation expense	153,880	38,401	4,524
Write-off of acquired in-process research and development	—	285,100	3,480
Deferred income taxes	11,173	(202,677)	60,861
Income tax benefit from stock options	43,118	90,145	109,324
Excess income tax benefit from stock options	(25,539)	—	—
Gain on sale of property and equipment	(19,937)	—	—
Other	912	120	3,748
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	33,714	(87,434)	(3,636)
Inventories	10,324	(29,828)	(3,621)
Accounts payable	(25,623)	40,168	(960)
Accrued compensation and benefits	23,169	(22,229)	19,380
Deferred revenue	399,517	683,226	318,928
Income taxes payable	(181,926)	(25,997)	55,526
Other operating assets and liabilities	24,789	(33,040)	(24,384)

Net cash provided by operating activities	1,666,235	1,536,896	1,207,459

INVESTING ACTIVITIES:
Capital expenditures	(419,749)	(267,217)	(91,536)
Proceeds from sale of property and equipment	121,464	—	—
Purchased intangible assets	(13,300)	(7,204)	(800)
Proceeds from sales of intangible assets	—	1,000	—
Cash acquired in (payments for) business acquisitions, net	(33,373)	540,604	(424,212)
Purchases of equity investments	—	(2,694)	(3,600)
Proceeds from sales of equity investments	—	1,500	—
Purchases of available-for-sale securities	(226,905)	(1,729,922)	(3,856,833)
Proceeds from sales of available-for-sale securities	349,408	5,083,538	3,713,822

Net cash (used in) provided by investing activities	(222,455)	3,619,605	(663,159)

FINANCING ACTIVITIES:
Issuance of convertible senior notes	2,067,299	—	—
Purchase of hedge on convertible senior notes	(592,490)	—	—
Sale of common stock warrants	326,102	—	—
Repurchases of common stock	(2,846,312)	(3,628,165)	(191,916)
Net proceeds from issuance of common stock under employee stock plans	230,295	209,563	159,926
Repayment of debt	(520,000)	(491,462)	—
Excess income tax benefit from stock options	25,539	—	—

Net cash used in financing activities	(1,309,567)	(3,910,064)	(31,990)

Effect of exchange rate fluctuations on cash and cash equivalents	109,199	(22,248)	18,261

Increase in cash and cash equivalents	243,412	1,224,189	530,571
Beginning cash and cash equivalents	2,315,622	1,091,433	560,862

Ending cash and cash equivalents	$2,559,034	$2,315,622	$1,091,433

Supplemental schedule of non-cash transactions:
Issuance of common stock and stock options, and restricted stock units for business acquisitions	$—	$13,196,850	$22,578
Supplemental cash flow disclosures:
Income taxes paid (net of refunds) during the year	$384,771	$339,081	$97,151
Interest expense paid during the year	$10,108	$1,748	$18,000

The accompanying Summary of Significant Accounting Policies and Notes to Consolidated Financial
Statements are an integral part of these statements.

SYMANTEC CORPORATION
Summary of Significant Accounting Policies
Business
     Symantec Corporation (“we,” “us,” and “our” refer to Symantec Corporation and all of its subsidiaries) is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. We help our customers protect their infrastructure, information, and interactions by delivering software and services that address risks to information security, availability, compliance, and information technology, or IT, systems performance. We strive to help our customers manage compliance, complexity, and cost by protecting their IT infrastructure as they seek to maximize value from their IT investments. We deliver a comprehensive and diverse set of security and availability products and services to a wide range of customers, including large enterprises, governments, small and medium-sized businesses, and consumers. Our delivery network includes direct, inside, and channel sales resources which support our ecosystem of more than 50,000 partners across the world, as well as various relationships with original equipment manufacturers, or OEMs, Internet service providers, or ISPs, and retail and online stores. Founded in 1982, we have operations in 40 countries.
Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of Symantec Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.
Acquisitions and Divestitures
     In fiscal 2007, we acquired two privately-held companies. Each of these was accounted for as a purchase and, accordingly, each acquired company’s operating results have been included in our consolidated financial statements since its respective date of acquisition. During fiscal 2006, we completed our acquisition of Veritas Software Corporation, or Veritas, a leading provider of software and services to enable storage and backup. The results of operations of Veritas have been included in our results of operations beginning on July 2, 2005, the acquisition date. In addition, in fiscal 2006, we acquired five privately-held companies and one public company. In fiscal 2005, we acquired five privately-held companies. Each of these acquisitions was accounted for as a purchase and, accordingly, each acquired company’s operating results have been included in our consolidated financial statements since its respective date of acquisition.
Fiscal Years
     We have a 52/53-week fiscal accounting year. Accordingly, all references as of and for the fiscal years ended March 31, 2007, 2006, and 2005 reflect amounts as of and for the periods ended March 30, 2007, March 31, 2006, and April 1, 2005, respectively, each of which consisted of 52 weeks. The fiscal accounting year ending March 28, 2008 will comprise 52 weeks of operations.
     Symantec share and per share amounts in the Consolidated Statements of Income and the Notes to Consolidated Financial Statements reflect the two-for-one stock split effected as a stock dividend, which occurred on November 30, 2004.
Use of Estimates
     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include those related to the allocation of revenues between recognized and deferred amounts, the carrying values of goodwill and intangible assets, the valuation of stock-based compensation, and the valuation allowance for deferred income taxes.
Foreign Currency Translation
     The functional currency of our foreign subsidiaries is generally the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. The translation adjustments resulting from this process are included as a component of Stockholders’ equity in Accumulated other comprehensive income. Revenues and expenses are translated using monthly average exchange rates prevailing during the year. Foreign currency transaction gains and losses are included in Other income (expense), net in the Consolidated Statements of Income. Deferred tax assets (liabilities) are established on the cumulative translation adjustment attributable to unremitted foreign earnings that are not intended to be indefinitely reinvested.
Revenue Recognition
     We market and distribute our software products both as stand-alone software products and as integrated product suites. We recognize revenue when the following conditions have been met:
•	Persuasive evidence of an arrangement exists

•	Delivery has occurred or services have been rendered

•	Collection of a fixed or determinable amount is considered probable
     If we determine that any one of the three criteria is not met, we will defer recognition of revenue until all the criteria are met.
     We derive revenue primarily from sales of content, subscriptions, and maintenance and licenses. We present revenue net of sales taxes and any similar assessments.
     Content, subscriptions, and maintenance revenue includes arrangements for software maintenance and technical support for our products, content and subscription services primarily related to our security products, revenue from arrangements where vendor-specific objective evidence, or VSOE, of the fair value of undelivered elements does not exist, and managed security services. These arrangements are generally offered to our customers over a specified period of time and we recognize the related revenue ratably over the maintenance, subscription, or service period.
     Content, subscriptions, and maintenance revenue also includes professional services revenue, which consists primarily of the fees we earn related to consulting and educational services. We generally recognize revenue from professional services as the services are performed or upon written acceptance from customers, if applicable, assuming all other conditions for revenue recognition noted above have been met.
     License revenue is derived primarily from the licensing of our various products and technology. We generally recognize license revenue upon delivery of the product, assuming all other conditions for revenue recognition noted above have been met.
     We enter into perpetual software license agreements through direct sales to customers and indirect sales with distributors and resellers. The license agreements generally include product maintenance agreements, for which the related revenue is included with Content, subscriptions, and maintenance and is deferred and recognized ratably over the period of the agreements.
     In arrangements that include multiple elements, including perpetual software licenses and maintenance and/or services and packaged products with content updates, we allocate and defer revenue for the undelivered items based on VSOE of fair value of the undelivered elements, and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as license revenue. VSOE of each element is based on the price for which the undelivered element is sold separately. We determine fair value of the undelivered elements based on historical evidence of our stand-alone sales of these elements to third parties or from the stated renewal rate for the undelivered elements. When VSOE does not exist for undelivered items such as maintenance, the entire arrangement fee is recognized ratably over the performance period. Our deferred revenue consists primarily of the unamortized balance of enterprise product maintenance and consumer product content update subscriptions and arrangements where VSOE does not exist.
Indirect channel sales
     For our Consumer Products segment, we sell packaged software products through a multi-tiered distribution channel. We also sell electronic download and packaged products via the Internet. We separately sell annual content update subscriptions directly to end-users primarily via the Internet. As a result of increases in subscription pricing for our consumer products that include content updates, we recognize revenue for these products ratably over the term of the subscription upon sell-through to end-users. For most other consumer products, we recognize package product revenue on distributor and reseller channel inventory that is not in excess of specified inventory levels in these channels. We offer the right of return of our products under various policies and programs with our distributors, resellers, and end-user customers. We estimate and record reserves for product returns as an offset to revenue. We fully reserve for obsolete products in the distribution channel as an offset to deferred revenue.
     For our Security and Data Management and Data Center Management segments, we generally recognize revenue from licensing of software products through our indirect sales channel upon sell-through or with evidence of an end-user. For licensing of our software to OEMs, royalty revenue is recognized when the OEM reports the sale of the software products to an end-user customer, generally on a quarterly basis. In addition to license royalties, some OEMs pay an annual flat fee and/or support royalties for the right to sell maintenance and technical support to the end-user. We recognize revenue from OEM support royalties and fees ratably over the term of the support agreement.
     We offer channel and end-user rebates for our products. Our estimated reserves for channel volume incentive rebates are based on distributors’ and resellers’ actual performance against the terms and conditions of volume incentive rebate programs, which are typically entered into quarterly. Our reserves for end-user rebates are estimated based on the terms and conditions of the promotional program, actual sales during the promotion, amount of actual redemptions received, historical redemption trends by product and by type of promotional program, and the value of the rebate. We estimate and record reserves for channel and end-user rebates as an offset to revenue. For consumer products that include content updates, rebates are recorded as a ratable offset to revenue over the term of the subscription.
Cash Equivalents and Short-Term Investments
     We classify our cash equivalents and short-term investments in accordance with Statement of Financial Accounting Standards, or SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities. We consider investments in instruments purchased with an original maturity of 90 days or less to be cash equivalents. We classify our short-term investments as available-for-sale, and short-term investments consist of marketable debt or equity securities with original maturities in excess of 90 days. Our cash equivalents and short-term investment portfolios consist primarily of money market funds, commercial paper, corporate debt securities, asset-backed debt securities, and U.S. government and government-sponsored debt securities. Our short-term investments do not include equity investments in privately held companies. Our short-term investments are reported at fair value with unrealized gains and losses, net of tax, included in Accumulated other comprehensive income within Stockholders’ equity in the Consolidated Balance Sheets. The amortization of premiums and discounts on the investments, realized gains and losses, and declines in value judged to be other-than-temporary on available-for-sale securities are included in Other income (expense), net in the Consolidated Statements of Income. We use the specific identification method to determine cost in calculating realized gains and losses upon sale of short-term investments.
Trade Accounts Receivable
     Trade accounts receivable are recorded at the invoiced amount and are not interest bearing. We maintain an allowance for doubtful accounts to reserve for potentially uncollectible trade receivables. Additions to the allowance for doubtful accounts are recorded as General and administrative expenses. We review our trade receivables by aging category to identify specific customers with known disputes or collectibility issues. In addition, we maintain an allowance for all other receivables not included in the specific reserve by applying specific percentages of projected uncollectible receivables to the various aging categories. In determining these percentages, we analyze our historical collection experience and current economic trends. We exercise judgment when determining the adequacy of these reserves as we evaluate historical bad debt trends, general economic conditions in the U.S. and internationally, and changes in customer financial conditions. We also offset deferred revenue against accounts receivable when channel inventories are in excess of specified levels and for transactions where collection of a receivable is not considered probable.
Equity Investments
     We have equity investments in privately held companies for business and strategic purposes. These investments are included in Other long-term assets in the Consolidated Balance Sheets and are accounted for under the cost method as we do not have significant influence over these investees. Under the cost method, the investment is recorded at its initial cost and is periodically evaluated for impairment. During our review for impairment, we examine the investees’ actual and forecasted operating results, financial position, and liquidity, as well as business/industry factors in assessing whether a decline in value of an equity investment has occurred that is other-than-temporary. When such a decline in value is identified, the fair value of the equity investment is estimated based on the preceding factors and an impairment loss is recognized in Other income (expense), net in the Consolidated Statements of Income. In fiscal 2007, 2006, and 2005, we recognized impairment losses on our equity investments of $3 million, $4 million, and an insignificant amount, respectively.

     Each quarter we assess our compliance with accounting guidance, including the provisions of Financial Accounting Standards Board Interpretation No., or FIN, 46R, Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51. Under FIN 46R, we must consolidate a variable interest entity if we have a variable interest (or combination of variable interests) in the entity that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. Currently, our equity investments are not subject to consolidation under FIN 46R.
Derivative Financial Instruments
     We utilize some natural hedging to mitigate our foreign currency exposures and we manage certain residual exposures through the use of one-month forward foreign exchange contracts. We enter into forward foreign exchange contracts with high-quality financial institutions primarily to minimize currency exchange risks associated with certain balance sheet positions denominated in foreign currencies. We do not utilize derivative instruments for trading or speculative purposes. Gains and losses on the contracts are included in Other income (expense), net in the Consolidated Statements of Income in the period that gains and losses on the underlying maturing forward transactions are recognized. The gains and losses on the contracts generally offset the gains and losses on the underlying transactions. Changes in the fair value of forward foreign exchange contracts are included in earnings. We do not hedge our foreign currency translation risk.
Inventories
     Inventories are valued at the lower of cost or market. Cost is principally determined using the first-in, first-out method. Inventory predominantly consists of finished goods as well as deferred costs of revenue. Deferred costs of revenue were $40 million at March 31, 2007 and $41 million at March 31, 2006, of which $27 million and $29 million, respectively, are related to consumer products that include content updates and will be recognized ratably over the term of the subscription.
Property, Equipment, and Leasehold Improvements
     Property, equipment, and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the respective assets as follows:
•	Computer hardware and software — two to five years

•	Office furniture and equipment — three to five years

•	Leasehold improvements — the shorter of the lease term or seven years

•	Buildings — twenty-five to thirty years
Capitalized Software Development Costs
     Costs incurred in connection with the development of software products are accounted for in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. Our software has been available for general release concurrent with the establishment of technological feasibility, and accordingly no software development costs have been capitalized in fiscal 2007, 2006, and 2005.
Acquired Product Rights
     Acquired product rights are comprised of purchased product rights, technologies, databases, patents, and contracts from acquired companies. Acquired product rights are stated at cost less accumulated amortization. Amortization of acquired product rights is provided on a straight-line basis over the estimated useful lives of the respective assets, generally one to eight years, and is included in Cost of revenues in the Consolidated Statements of Income.

Goodwill and Other Intangible Assets
     We account for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and identifiable intangible assets with indefinite useful lives be tested for impairment at least annually, or more frequently if events and circumstances warrant. We evaluate goodwill for impairment by comparing the fair value of each of our reporting units, which are the same as our operating segments, to its carrying value, including the goodwill allocated to that reporting unit. To determine the reporting units’ fair values in the current year evaluation, we used the income approach under which we calculate the fair value of each reporting unit based on the estimated discounted future cash flows of that unit. Our cash flow assumptions are based on historical and forecasted revenue, operating costs, and other relevant factors. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
Long-Lived Assets
     We account for long-lived assets in accordance with SFAS No. 144, which requires that long-lived and intangible assets, including Property and equipment, net, Acquired product rights, net, and Other intangible assets, net be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We would recognize an impairment loss when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Such impairment loss would be measured as the difference between the carrying amount of the asset and its fair value, which would be estimated based on the discounted cash flows expected to be generated by the asset. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets and reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the Consolidated Balance Sheets.
Income Taxes
     We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards in each jurisdiction in which we operate. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.
     We are required to compute our income taxes in each federal, state, and international jurisdiction in which we operate. This process requires that we estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences we identify are classified as current or long-term deferred tax assets and liabilities in our Consolidated Balance Sheets. Our judgments, assumptions, and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax laws or our interpretation of tax laws and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in our Consolidated Balance Sheets and Consolidated Statements of Income. We must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance, if required. Our determination of our valuation allowance is based upon a number of assumptions, judgments, and estimates, including forecasted earnings, future taxable income, and the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. The valuation allowance provided significantly relates to acquired attributes and therefore any future benefit of the realization of the deferred tax assets subject to this valuation allowance will be credited to goodwill. To the extent we establish a valuation allowance or change the valuation allowance in a future period, we reflect the change with a corresponding increase or decrease to our tax provision in our Consolidated Statements of Income, or to goodwill to the extent that the valuation allowance related to tax attributes of the acquired entities.
Net Income Per Share
     Net income per share — basic and diluted are presented in conformity with SFAS No. 128, Earnings per Share, for all periods presented. Net income per share — basic is computed using the weighted-average number of common shares outstanding during the periods. Net income per share — diluted is computed using the weighted-average number of common shares outstanding and potentially dilutive common shares outstanding during the periods. Potentially dilutive common shares include the assumed exercise of stock options using the treasury stock method, the dilutive impact of restricted stock, restricted stock units, and warrants using the treasury stock method, and conversion of debt, if dilutive in the period. Potentially dilutive common shares are excluded in net loss periods, as their effect would be antidilutive.
Stock-Based Compensation
     Prior to April 1, 2006, we accounted for stock-based compensation awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, and to non-employees using the fair value method in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. In addition, we applied applicable provisions of FIN 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB No. 25.
     Effective April 1, 2006, we adopted the provisions of SFAS No. 123R, Share-Based Payment, which replaced SFAS No. 123 and superseded APB No. 25 and related interpretations. Under SFAS No. 123R, we must measure the fair value of all stock-based awards, including stock options, restricted stock units, and employee stock purchase plan purchase rights, on the date of grant and amortize the fair value of the award to compensation expense over the requisite service period. We elected the modified prospective application method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123R apply to new awards and to awards outstanding as of the effective date that are subsequently modified. For stock-based awards granted on or after April 1, 2006, we recognize stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period. We recognize estimated compensation expense for stock-based awards that were outstanding and unvested as of the effective date on a straight-line basis over the remaining service period under the pro forma provisions of SFAS No. 123.
     As a result of adopting SFAS No. 123R, our Net income per share — basic and Net income per share — diluted are each $0.12 lower in fiscal 2007 than if we had continued to account for stock-based compensation under APB No. 25.
     Prior to the adoption of SFAS No. 123R, we presented all tax benefits for deductions related to stock options as operating cash flows in our Consolidated Statements of Cash Flows. SFAS No. 123R requires cash flows resulting from the tax benefits for tax deductions in excess of the compensation expense recorded for exercised options to be classified as financing cash flows. Accordingly, we classified $26 million of such excess tax benefits as financing cash flows rather than operating cash flows in our Consolidated Statement of Cash Flows for the fiscal year ended March 31, 2007.
     Pursuant to the income tax guidance included in SFAS No. 123R, we have elected the regular method of computing the pool of excess tax benefits, or APIC pool.
Concentrations of Credit Risk
     A significant portion of our revenues and net income is derived from international sales and independent agents and distributors. Fluctuations of the U.S. dollar against foreign currencies, changes in local regulatory or economic conditions, piracy, or nonperformance by independent agents or distributors could adversely affect operating results.
     Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, trade accounts receivable, and forward foreign exchange contracts. Our investment portfolio is diversified and consists of investment grade securities. Our investment policy limits the amount of credit risk exposure to any one issuer and in any one country. We are exposed to credit risks in the event of default by the issuers to the extent of the amount recorded in the Consolidated Balance Sheets. The credit risk in our trade accounts receivable is substantially mitigated by our credit evaluation process, reasonably short collection terms, and the geographical dispersion of sales transactions. We maintain reserves for potential credit losses and such losses have been within management’s expectations.
Legal Expenses
     Prior to October 1, 2006, we recognized a liability for cases where we are the defendant for estimated external legal costs to be incurred during the next fiscal quarter. Effective October 1, 2006, we changed our policy related to legal costs from one generally accepted method of accounting to another generally accepted method of accounting. Under our new policy, we will no longer recognize a liability for external legal costs related to future periods. Instead, we will expense such amounts in the period incurred. We believe that this new policy is preferable in the circumstances because the costs and administrative burden involved in estimating future legal expenses outweigh the benefits. Further, we believe that this new method more accurately aligns the expense with the accounting period in which it is incurred. We will continue to accrue amounts related to external legal costs that are incurred during the period and to accrue probable losses in the period in which the loss is identified. The impact of this change in accounting method is inconsequential for all prior periods presented, and, therefore, prior periods have not been revised to reflect this change.
Accumulated Other Comprehensive Income
     We report comprehensive income or loss in accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income and its components in the financial statements. The components of other comprehensive income consist of unrealized gains and losses on available-for-sale securities, net of tax, and foreign currency translation adjustments, net of tax. Unrealized losses on our available-for-sale securities were $2 million and $6 million as of March 31, 2007 and 2006 respectively. Comprehensive income is presented in the accompanying Consolidated Statements of Stockholders’ Equity and Comprehensive Income.
Adoption of Staff Accounting Bulletin No. 108
     In September 2006, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB No. 108 is effective for fiscal years ending on or after November 15, 2006. Historically, we have evaluated uncorrected differences utilizing the “rollover” approach. The rollover approach quantifies a misstatement based on the amount of the error originating in the current year income statement. Thus, this approach ignores the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years (i.e., it ignores the “carryover effects” of prior year misstatements). We believe that our assessment of uncorrected differences in prior periods and the conclusions reached regarding the qualitative and quantitative effects of such uncorrected differences were appropriate. We adopted SAB No. 108 in the fourth quarter of fiscal 2007 and elected to record the effects of applying SAB No. 108 using the cumulative effect transition method which resulted in the correction of the carrying values of assets and liabilities as of April 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. The following table summarizes the SAB No. 108 cumulative effect adjustment as of April 1, 2006.

Retained Earnings
Adjustment
Recorded as of
April 1, 2006
(Increase)
Decrease(1)
(In thousands)
Amortization of deferred revenue(2)	$70,671
Deferred revenue on low-dollar transactions(3)	23,118
Amortization of product returns(4)	18,472
Fixed assets capitalization(5)	(57,190)
Amortization of capitalized cost of revenues(6)	(3,861)
Free technical support accrual(7)	(3,433)
Distributed benefits accrual(8)	(2,789)
Allowance for doubtful accounts(9)	(1,777)
Deferred income taxes(10)	(9,423)

Retained earnings(11)	$33,788

(1)	We previously evaluated these misstatements utilizing the rollover approach and concluded that these errors were insignificant, individually and in the aggregate, to all periods prior to April 1, 2006.

(2)	Prior to April 1, 2006, we used different amortization conventions for different product lines. Amortization refers to the process of recognizing an amount of revenue over a period of time. For the Veritas acquired product lines, we recognized revenue on a monthly straight-line basis, commencing with the month subsequent to the month in which the subscription began. For all other product lines, we recognized revenue on a monthly straight-line basis, commencing with the month in which the subscription began. Effective April 1, 2006, we amortize and recognize revenue on a daily straight-line basis, commencing on the day the subscription begins.

(3)	Prior to April 1, 2006, we recorded our low-dollar security product transactions by allocating revenue to all elements in the transaction according to the allocation defined in the contractual arrangement as opposed to an allocation based on VSOE. Low-dollar transactions are generally those transactions with standard terms and conditions that are below a specified transaction value threshold. Effective April 1, 2006, we allocate revenue based upon VSOE, for all transactions.

(4)	Prior to April 1, 2006, for our Consumer product line, we recognized returns on a monthly straight-line basis, commencing with the month of the return over a default twelve-month subscription term. Effective April 1, 2006, we recognize returns on a daily straight-line basis, commencing on the day the original subscription begins and over the original subscription term.

(5)	Prior to April 1, 2006, computer hardware, office furniture, and equipment purchases below $5,000 were recognized as period expenses. Effective April 1, 2006, we capitalize all qualifying computer hardware, office furniture, and equipment purchases.

(6)	Prior to April 1, 2006, for our Consumer product line, we amortized capitalized cost of revenues on a monthly straight-line basis, commencing with the month in which the related subscription revenue term began. Effective April 1, 2006, we amortize capitalized cost of revenues on a daily straight-line basis, commencing on the day the related subscription revenue term begins.

(7)	Prior to April 1, 2006, we recorded an accrual related to a promotion that provided 90 days free technical support for customers purchasing our Consumer products. This program expired in July 2000. Upon expiration of the program, we erroneously maintained the accrual.

(8)	Prior to April 1, 2006, we recorded an accrual related to employee distributed benefits such as costs associated with bonuses, 401(k) matching, and other fringe benefits, utilizing an estimated overhead rate. Prior to fiscal 2004, it was determined that $3 million of our accrued expense was no longer required; however, we erroneously maintained the accrual.

(9)	Prior to April 1, 2006, we recorded a general reserve associated with accounts receivable balances. Prior to fiscal 2004, it was determined that this general reserve was not substantiated and we erroneously maintained the reserve.

(10)	As a result of the misstatements previously described, we recorded an increase to Deferred income tax in the amount of $9 million as of April 1, 2006 with a corresponding increase to Retained earnings to correct these misstatements.

(11)	Represents the net reduction to Retained earnings recorded as of April 1, 2006 to reflect the initial application of SAB No. 108.
     Certain of the adjustments ((2) through (6) and (10)) included above also resulted in errors in the first three quarters of fiscal 2007. In conjunction with our adoption of SAB No. 108 in the fourth quarter, we noted certain other misstatements, the correction of which only impacted fiscal 2007. We previously evaluated these misstatements utilizing the rollover approach and concluded that these errors were insignificant, individually and in the aggregate, to each of the first three quarters of fiscal 2007. Our disclosure of selected quarterly information included in Item 8. Financial Statements and Supplementary Data has been adjusted to reflect our adoption of SAB No. 108 as of April 1, 2006.
Newly Adopted and Recently Issued Accounting Pronouncements
     In February 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value and requires unrealized gains and losses on items for which the fair value option has been elected to be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently in the process of evaluating the impact of SFAS No. 159 on our consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently in the process of evaluating the impact of SFAS No. 157 on our consolidated financial statements.
     In September 2006, the FASB issued Emerging Issues Task Force Issue, or EITF, No. 06-1, Accounting for Consideration Given by a Service Provider to a Manufacturer or Reseller of Equipment Necessary for an End-Customer to Receive Service from the Service Provider. EITF No. 06-1 requires that we provide disclosures regarding the nature of arrangements in which we provide consideration to manufacturers or resellers of equipment necessary for an end-customer to receive service from us, including the amounts recognized in the Consolidated Statements of Income. EITF 06-1 is effective for fiscal years beginning after June 15, 2007. We do not expect the adoption of EITF No. 06-1 to have a material impact on our consolidated financial statements.
     In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. The interpretation contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the impact of FIN 48 on our consolidated financial statements.
     In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the entire instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. We do not expect the adoption of SFAS No. 155 to have a material impact on our consolidated financial statements.
SYMANTEC CORPORATION
Notes to Consolidated Financial Statements
Note 1. Consolidated Balance Sheet Information

	March 31,
	2007	2006
	(In thousands)
Trade accounts receivable, net:
Receivables	$687,580	$692,571
Less: allowance for doubtful accounts	(8,391)	(8,794)
Less: reserve for product returns	(12,221)	(12,840)

	$666,968	$670,937

Property and equipment, net:
Computer hardware and software	$842,691	$654,946
Office furniture and equipment	282,838	149,591
Buildings	533,319	434,548
Leasehold improvements	237,843	190,385

	1,896,691	1,429,470

Less: accumulated depreciation and amortization	(917,357)	(612,072)

	979,334	817,398

Land	112,906	128,819

	$1,092,240	$946,217

Note 2. Sales and Marketing Expense
Technical support costs

     Technical support costs relate to the cost of providing self-help online services, chat, and email support. Technical support costs included in Sales and marketing in the Consolidated Statements of Income for fiscal 2007, 2006, and 2005 were $18 million, $24 million, and $21 million, respectively.

Advertising costs
     Advertising costs are charged to operations as incurred and include electronic and print advertising, trade shows, collateral production, and all forms of direct marketing. Certain advertising contracts contain placement fee arrangements with escalation clauses which are expensed on an estimated average cost basis over the term of the arrangement. Advertising costs included in Sales and marketing in the Consolidated Statements of Income for fiscal 2007, 2006, and 2005 were $382 million, $253 million, and $172 million, respectively.
Note 3. Acquisitions
Fiscal 2007 acquisitions
     On December 1, 2006, we completed our acquisition of Company-i Limited, a UK-based professional services firm that specialized in addressing key challenges associated with operating and managing a data center in the financial services industry, for $26 million in cash, including an insignificant amount for acquisition related expenses. The aggregate purchase price was allocated as follows, based on the currency exchange rate on the date of acquisition: goodwill, $22 million; other intangible assets, $6 million; net deferred tax liabilities, $2 million; and an insignificant amount to net tangible assets. Goodwill resulted primarily from our expectation of synergies from the integration of Company-i’s service offerings with our service offerings. The amount allocated to Other intangible assets is being amortized to Operating expenses in the Consolidated Statements of Income over its estimated useful life of eight years. The results of operations of Company-i have been included in our results of operations since its acquisition date. The financial results of this acquisition are considered insignificant for purposes of pro forma financial disclosures. Company-i is included in our Services segment. No goodwill is deductible for tax purposes.
     In addition, the purchase price may be increased by up to $11 million in cash if Company-i meets certain billings targets by September 30, 2008. Payments of the additional consideration may be accelerated if certain billings targets are met by March 31, 2007 or September 30, 2007. Under the terms of the purchase agreement, Symantec has 90 days from the respective dates to determine whether the billings target for payment of the additional consideration has been met. Any increase in the purchase consideration would result in a corresponding increase in goodwill. We believe that it is not determinable beyond a reasonable doubt that the billing target are met as of March 31, 2007 and therefore we have not booked an adjustment in accordance with SFAS No. 141, Business Combinations.
     On February 23, 2007, we completed our acquisition of 4FrontSecurity, Inc, for approximately $7 million in cash. 4FrontSecurity developed and distributed governance, risk management, and regulatory compliance software that enabled companies to measure and manage business and security assessments of organizational information. The aggregate purchase price was allocated as follows: goodwill, $6 million; other intangible assets, $3 million; and insignificant amounts to income tax payable and net deferred tax liabilities. Goodwill resulted primarily from our expectation of synergies from the integration of 4FrontSecurity’s technology with our technology. The amount allocated to other intangible assets is being amortized to Operating expenses in the Consolidated Statements of Income over their estimated lives of one to seven years. The results of operations of 4FrontSecurity have been included in our results of operations since its acquisition date. The financial results of this acquisition are considered insignificant for purposes of pro forma financial disclosures. 4FrontSecurity is included in our Security and Data Management segment. No goodwill is deductible for tax purposes.
Fiscal 2006 acquisitions
     On July 2, 2005, we completed our acquisition of Veritas, a leading provider of software and services to enable storage and backup, whereby Veritas became a wholly owned subsidiary of Symantec in a transaction accounted for using the purchase method of accounting. The total purchase price of $13.2 billion includes Symantec common stock valued at $12.5 billion, assumed stock options and restricted stock units, or RSUs, with a fair value of $699 million, and acquisition-related expenses of $39 million. The total purchase price of the acquisition is as follows (in thousands):

Value of Symantec stock issued	$12,498,336
Estimated fair value of options assumed and RSUs exchanged	698,514
Acquisition related expenses	38,791

Total purchase price	$13,235,641

     The acquisition was structured to qualify as a tax-free reorganization and we have accounted for the acquisition using the purchase method of accounting. The results of operations of Veritas have been included in the Consolidated Statements of Income beginning on July 2, 2005 and had a significant impact on our revenues, cost of revenues, and operating expenses.
     The Veritas business is included in our Consumer Products, Security and Data Management, Data Center Management, and Services segments.
Purchase price allocation
     In accordance with SFAS No. 141, the total purchase price was allocated to Veritas’ net tangible and intangible assets based on their estimated fair values as of July 2, 2005. The excess purchase price over the value of the net tangible and identifiable intangible assets was recorded as goodwill. The following represents the allocation of the purchase price to the acquired net assets of Veritas and the associated estimated useful lives:

		Estimated
	Amount	Useful Life
	(In thousands)
Net tangible assets	$2,300,199	—
Identifiable intangible assets:
Acquired product rights	1,301,600	4 to 5 years (1)
Customer contracts and relationships	1,419,400	8 years
Trade name	96,800	10 years
Goodwill	8,597,768	—
In-process research and development	284,000	—
Deferred stock-based compensation	63,092	2.8 years(2)
Deferred tax liability	(827,218)	—

Total purchase price	$13,235,641

(1)	The Veritas backlog included in Acquired product rights was charged to Cost of revenues in the September 2005 quarter.

(2)	Estimated weighted-average remaining vesting period.
     During fiscal 2007, we adjusted goodwill for amounts primarily related to tax adjustments, which consisted of adjustments to deferred taxes and income taxes payable related to pre-acquisition tax contingencies and actual tax benefits arising from employee exercises of assumed fully-vested stock options. The purchase price allocation may be further adjusted in future periods pending resolution of the Veritas pre-acquisition income tax matters discussed in Note 13.
Net tangible assets
     Veritas’ tangible assets and liabilities as of July 2, 2005 were reviewed and adjusted to their fair value as necessary, including a write down in the amount of $113 million relating to land owned in various locations. Net tangible assets include net deferred tax assets of $223 million and income taxes payable of $269 million.
Deferred revenue
     In connection with the acquisition of Veritas, we assumed Veritas’ contractual obligations related to its deferred revenue. Veritas’ deferred revenue was derived from licenses, maintenance, consulting, education, and other services. We estimated our obligation related to the Veritas deferred revenue using the cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligation plus a normal profit margin. The sum of the costs and operating profit approximates, in theory, the amount that we would be required to pay a third party to assume the support obligation. The estimated costs to fulfill the support obligation were based on the historical direct costs related to providing the support. As a result, we recorded an adjustment to reduce the carrying value of deferred revenue by $359 million to $173 million, which represents our estimate of the fair value of the contractual obligations assumed.

Identifiable intangible assets
     Acquired product rights include developed and core technology, patents, and backlog. Developed technology relates to Veritas’ products across all of their product lines that have reached technological feasibility. Core technology and patents represent a combination of Veritas processes, patents, and trade secrets developed through years of experience in design and development of their products. Backlog relates to firm customer orders that generally are scheduled for delivery within the next quarter, as well as OEM revenues that are reported in the next quarter. We amortized the fair value of the backlog to Cost of revenues in the September 2005 quarter. We are amortizing the fair values of all other Acquired product rights to Cost of revenues on a straight-line basis over their estimated lives of four to five years.
     Customer contracts and relationships represent existing contracts that relate primarily to underlying customer relationships. We are amortizing the fair values of these assets to Operating expenses in the Consolidated Statements of Income on a straight-line basis over an average estimated life of eight years.
     Trade names relate to the Veritas product names that will continue in use. We are amortizing the fair values of these assets to Operating expenses in the Consolidated Statements of Income on a straight- line basis over an estimated life of ten years.
Goodwill
     Approximately $8.6 billion of the purchase price has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. The goodwill was attributed to the premium paid for the opportunity to expand and better serve the addressable market and achieve greater long-term growth opportunities than either company had operating alone. Management believes that the combined company will be better positioned to deliver security and availability solutions across all platforms, from the desktop to the data center, to customers ranging from consumers and small businesses to large organizations and service providers. Goodwill recorded as a result of this acquisition is not deductible for tax purposes.
     In accordance with SFAS No. 142, goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that management determines that the value of goodwill has become impaired, we would incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
In-process research and development (IPR&D)
     During fiscal 2006, we wrote off acquired IPR&D totaling $284 million in connection with our acquisition of Veritas. The IPR&D was written off because the acquired technologies had not reached technological feasibility and had no alternative uses. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development. At the time of the acquisition, Veritas was developing new products in multiple product areas that qualified as IPR&D. These efforts included NetBackup 6.1, Backup Exec 11.0, Server Management 5.0, and various other projects. At the time of the acquisition, it was estimated that these IPR&D efforts would be completed over the following 12 to 18 months at an estimated total cost of $120 million. As of March 31, 2007, the majority of all IPR&D projects had been completed on schedule and within expected costs, except for one small project which is expected to be completed within the next six months.
     The value assigned to IPR&D was determined by estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed, and discounting the net cash flows to their present value. The revenue estimates used in the net cash flow forecasts were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by Veritas and its competitors.
     The rate utilized to discount the net cash flows to their present value was based on Veritas’ weighted-average cost of capital. The weighted-average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates, and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 13.5% was deemed appropriate for valuing the IPR&D.
     The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur.

Other fiscal 2006 acquisitions
     During fiscal 2006, in addition to Veritas, we completed acquisitions of five privately-held companies and one public company for an aggregate of $627 million in cash, including acquisition-related expenses resulting from financial advisory, legal and accounting services, duplicate sites, and severance costs of approximately $18 million, of which an insignificant amount remains as an accrual as of March 31, 2007. We recorded goodwill in connection with each of these acquisitions. In each acquisition, goodwill resulted primarily from our expectation of synergies from the integration of the acquired company’s technology with our technology and the acquired company’s access to our global distribution network. In addition, each acquired company provided a knowledgeable and experienced workforce. The results of operations for the acquired companies have been included in our results of operations since their respective acquisition dates. XtreamLok Pty. Ltd and substantially all of WholeSecurity, Inc. are included in our Consumer Products segment, Sygate Technologies, Inc., the remainder of WholeSecurity, BindView Development Corporation, and IMlogic, Inc. are included in our Security and Data Management segment, and Relicore, Inc. is included in our Data Center Management segment. Details of the purchase price allocations related to these other fiscal 2006 acquisitions are included in the table below.

			Sygate
	XtreamLok	WholeSecurity	Technologies	BindView	IMlogic	Relicore	Total
	(In thousands)
Acquisition date	May 16, 2005	Oct 4, 2005	Oct 7, 2005	Jan 6, 2006	Feb 13, 2006	Feb 17, 2006
Net tangible assets (liabilities)	$(59)	$632	$10,764	$37,691	$8,019	$(987)	$56,060
Acquired product rights	4,000	11,600	23,712	38,100	10,300	9,600	97,312
Other intangible assets	—	200	2,496	27,200	10,100	2,800	42,796
IPR&D	—	—	—	1,100	—	—	1,100
Goodwill	15,132	50,111	130,184	93,078	61,512	31,748	381,765
Deferred tax asset (liability), net	(1,200)	5,727	9,815	23,547	769	8,910	47,568

Total purchase price	$17,873	$68,270	$176,971	$220,716	$90,700	$52,071	$626,601

     The amounts allocated to Acquired product rights are being amortized to Cost of revenues in the Consolidated Statements of Income over their useful lives of four to five years. The amounts allocated to Other intangible assets are being amortized to Operating expenses in the Consolidated Statements of Income over their useful lives of one to eight years. The IPR&D was written off on the acquisition date.
Fiscal 2005 acquisitions
     During fiscal 2005, we acquired five privately-held companies for a total purchase price of $461 million, including acquisition-related expenses resulting from financial advisory, legal and accounting services, duplicate sites, and severance costs. The purchase price consisted of $439 million in cash and assumed stock options valued at $22 million. We recorded goodwill in connection with each of these acquisitions. In each acquisition, goodwill resulted primarily from our expectation of synergies from the integration of the acquired company’s technology with our technology and the acquired company’s access to our global distribution network. In addition, each acquired company provided a knowledgeable and experienced workforce. The results of operations of the acquired companies have been included in our operations from the dates of acquisition. Brightmail Incorporated, TurnTide, Inc., and Platform Logic, Inc. are included in our Security and Data Management segment and @stake, Inc. and LIRIC Associates are included in our Services segment. Details of the purchase price allocations related to our fiscal 2005 acquisitions are included in the table below. Our fiscal 2005 acquisitions were considered insignificant for pro forma financial disclosure, both individually and in the aggregate.

					Platform
	Brightmail	TurnTide	@stake	LIRIC	Logic	Total
			(In thousands)
Acquisition date	June 21, 2004	July 7, 2004	Oct 7, 2004	Oct 11, 2004	Dec 9, 2004
Net tangible assets (liabilities)	$23,999	$(305)	$4,201	$617	$(221)	$28,291
Acquired product rights	40,020	4,200	9,200	540	3,900	57,860
Other intangible assets	8,439	60	11,100	6,475	50	26,124
IPR&D	3,480	—	—	—	—	3,480

					Platform
	Brightmail	TurnTide	@stake	LIRIC	Logic	Total
			(In thousands)
Goodwill	226,959	25,933	21,082	9,300	27,206	310,480
Deferred tax asset (liability), net	14,805	(1,704)	3,454	(2,105)	(599)	13,851
Deferred stock-based compensation	21,339	—	—	—	—	21,339

Total purchase price	$339,041	$28,184	$49,037	$14,827	$30,336	$461,425

     The amounts allocated to Acquired product rights are being amortized to Cost of revenues in the Consolidated Statements of Income over their estimated lives of one to five years. The amounts allocated to Other intangible assets are being amortized to Operating expenses in the Consolidated Statements of Income over their estimated lives of one to eight years. The IPR&D was written off on the acquisition date.
Note 4. Goodwill, Acquired Product Rights, and Other Intangible Assets
Goodwill
     In accordance with SFAS No. 142, we allocate goodwill to our reporting units, which are the same as our operating segments. Goodwill is allocated as follows (in thousands):

	Consumer	Security and Data	Data Center
	Products	Management	Management	Services	Altiris	Total Company
Balance as of March 31, 2006 (2)	$102,810	$4,183,563	$5,396,985	$325,433	$322,254	$10,331,045
Goodwill acquired through business combinations	—	5,739	—	21,820	—	27,559
Goodwill adjustments (1) and (2)	—	(19,618)	3,733	(1,754)	(1,509)	(19,148)
Effect of exchange rates	—	—		892	—	892

Balance as of March 31, 2007	$102,810	$4,169,684	$5,400,718	$346,391	$320,745	$10,340,348

(1)	During fiscal 2007, we adjusted the goodwill related to several prior acquisitions for individually insignificant amounts primarily related to purchase consideration adjustments for cash received and adjustments related to taxes. The tax adjustments consist of adjustments to increase deferred tax liabilities by approximately $12 million and decrease income taxes payable by approximately $12 million related to pre-acquisition tax contingencies and actual tax benefits arising from employee exercises of assumed fully-vested stock options.

(2)	In the June 2007 quarter we revised our segment reporting structure as discussed in Note 15. As a result of this revision, the March 31, 2006 and 2007 balances and the Goodwill allocations and adjustments have been modified to reflect the change.
     Goodwill is tested for impairment on an annual basis, or earlier if indicators of impairment exist. We completed our annual goodwill impairment test required by SFAS No. 142 during the March 2007 quarter and determined that there was no impairment of goodwill.
Acquired product rights, net
     Acquired product rights subject to amortization are as follows:

	March 31, 2007
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
	(In thousands)
Developed technology	$1,610,199	$(754,328)	$855,871
Patents	79,684	(25,677)	54,007
Backlog and other	60,661	(60,661)	—

	$1,750,544	$(840,666)	$909,878

	March 31, 2006
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
	(In thousands)
Developed technology	$1,597,567	$(420,887)	$1,176,680
Patents	78,713	(18,416)	60,297
Backlog and other	60,661	(59,127)	1,534

	$1,736,941	$(498,430)	$1,238,511

     On May 12, 2005, we resolved patent litigation matters with Altiris, Inc. by entering into a cross-licensing agreement that resolved all legal claims between the companies. As part of the settlement, we paid Altiris $10 million for use of the disputed technology. Under the transaction, we expensed $2 million of patent settlement costs in the June 2005 quarter that was related to benefits received by us in and prior to the June 2005 quarter. The remaining $8 million was recorded as Acquired product rights and is being amortized to Cost of revenues in the Consolidated Statements of Income over the remaining life of the primary patent, which expires in May 2017. In April 2007, we acquired Altiris. See Note 17 for more information.
     In fiscal 2007, 2006, and 2005, amortization expense for acquired product rights was $342 million, $314 million, and $49 million, respectively. Amortization of acquired product rights is included in Cost of revenues in the Consolidated Statements of Income. The weighted-average remaining estimated lives of acquired product rights are approximately three years for developed technology and approximately four years for patents. The weighted-average remaining estimated life of acquired product rights in total is approximately four years. Annual amortization of acquired product rights, based upon our existing acquired product rights and their current useful lives, is estimated to be the following as of March 31, 2007:

2008	$338 million
2009	332 million
2010	179 million
2011	43 million
2012	18 million
Other intangible assets, net
     Other intangible assets subject to amortization are as follows:

	March 31, 2007
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
	(In thousands)
Customer base	$1,500,201	$(335,393)	$1,164,808
Trade name	107,207	(27,335)	79,872
Marketing-related assets	2,100	(2,100)	—
Partnership agreements	2,300	(1,342)	958

	$1,611,808	$(366,170)	$1,245,638

	March 31, 2006
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
	(In thousands)
Customer base	$1,493,982	$(147,168)	$1,346,814
Trade name	107,202	(15,426)	91,776
Marketing-related assets	2,100	(1,925)	175
Partnership agreements	2,300	(192)	2,108

	$1,605,584	$(164,711)	$1,440,873

     In fiscal 2007, 2006, and 2005, amortization expense for other intangible assets was $201 million, $149 million, and $5 million, respectively. Amortization of other intangible assets is included in Operating expenses in the Consolidated Statements of Income. The weighted-average remaining estimated lives for other intangible assets are approximately six years for customer base, approximately eight years for trade name, and approximately one year for partnership agreements. The weighted-average remaining estimated life of other intangible assets in total is approximately eight years. Annual amortization of other intangible assets, based upon our existing intangible assets and their current estimated lives, is estimated to be the following as of March 31, 2007:

2008	$199 million
2009	198 million
2010	197 million
2011	196 million
2012	194 million
Thereafter	262 million

Note 5. Investments
Cash, cash equivalents, and short-term investments
     Cash, cash equivalents, and short-term investments are as follows:

	March 31, 2007
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
	(In thousands)
Cash and cash equivalents:
Cash	$587,675	$—	$—	$587,675
Money market funds	561,240	—	—	561,240
Commercial paper	1,354,302	—	—	1,354,302
Corporate debt securities	10,709	—	—	10,709
Bank debt securities and deposits	45,108	—	—	45,108
Government and government-sponsored debt securities	—	—	—	—

Total cash and cash equivalents	$2,559,034	$—	$—	$2,559,034

Short-term investments:
Asset-backed debt securities	$133,314	$149	$(101)	$133,362
Corporate debt securities	121,666	119	(875)	120,910
Commercial paper	10,300	—	—	10,300
Government and government-sponsored debt securities	145,185	87	(1,137)	144,135
Other investments	19,912	—	—	19,912

Total short-term investments	$430,377	$355	$(2,113)	$428,619

	March 31, 2006
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
	(In thousands)
Cash and cash equivalents:
Cash	$558,361	$—	$—	$558,361
Money market funds	736,174	—	—	736,174
Commercial paper	632,447	—	—	632,447
Corporate debt securities	16,261	—	—	16,261
Bank debt securities and deposits	67,108	—	—	67,108
Government and government-sponsored debt securities	305,271	—	—	305,271

Total cash and cash equivalents	$2,315,622	$—	$—	$2,315,622

Short-term investments:
Asset-backed debt securities	$96,397	$14	$(451)	$95,960
Corporate debt securities	221,423	—	(2,449)	218,974
Government and government-sponsored debt securities	214,703	—	(2,973)	211,730
Other investments	23,516	—	—	23,516

Total short-term investments	$556,039	$14	$(5,873)	$550,180

     As of March 31, 2007, the unrealized losses in the above table relate to short-term investment securities for which the fair value is less than the cost basis. We expect to receive the full principal and interest on these securities. When evaluating our investments for possible impairment, we review factors such as the length of time and extent to which fair value has been below cost basis, credit quality, the financial condition of the investee, and our ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery in market value. The gross unrealized losses related to investments are primarily due to a decrease in the fair market value of fixed-rate debt securities as a result of increases in interest rates. The changes in the values in the above securities are considered to be temporary in nature and, accordingly, we do not believe that the values of these securities are impaired as of March 31, 2007. Unrealized gains and losses on available-for-sale securities are reported as a component of Stockholders’ equity in the Consolidated Balance Sheets. We recognized net realized losses of an insignificant amount in fiscal 2007, $5 million in fiscal 2006, and an insignificant amount in fiscal 2005. These net realized losses were included in Interest income.

     The estimated fair value of cash equivalents and short-term investments by contractual maturity as of March 31, 2007 is as follows:

(In thousands)
Due in one year or less	$2,146,069
Due after one year and through 5 years	253,909

$2,399,978

     The following table provides the gross unrealized losses and the fair market value of our investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of March 31, 2007:

	In Loss Position for Less		In Loss Position for 12
	Than 12 Months		Months or Greater		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)
Asset-backed debt securities	$55,131	$54	$18,823	$47	$73,954	$101
Corporate debt securities	22,048	32	75,692	843	97,740	875
Government and government-sponsored debt securities	17,374	21	111,865	1,116	129,239	1,137

	$94,553	$107	$206,380	$2,006	$300,933	$2,113

Equity investments in privately-held companies
     As of March 31, 2007 and 2006, we held equity investments with a carrying value of $8 million and $11 million, respectively, in several privately-held companies. These investments are recorded at cost as we do not have significant influence over the investees and are included in Other long-term assets in the Consolidated Balance Sheets. We regularly review our equity investment portfolio according to EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. We identify and evaluate equity investments that have indications of possible impairment. Factors considered in determining whether a loss is temporary include: the length of time and extent to which the fair market value has been lower than the cost basis, the financial condition and near-term prospects of the investee, credit quality, and our ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair market value. In fiscal 2007, 2006 and 2005, we recognized declines in value of these investments that were determined to be other-than-temporary of $3 million, $4 million, and $1 million, respectively. The other-than-temporary declines in fair value were recorded as Other income (expense), net in the Consolidated Statements of Income.
Note 6. Debt
Convertible senior notes
     In June 2006, we issued $1.1 billion principal amount of 0.75% Convertible Senior Notes due June 15, 2011, or the 0.75% Notes, and $1.0 billion principal amount of 1.00% Convertible Senior Notes due June 15, 2013, or the 1.00% Notes, to initial purchasers in a private offering for resale to qualified institutional buyers pursuant to SEC Rule 144A. We refer to the 0.75% Notes and the 1.00% Notes collectively as the Senior Notes. We received proceeds of $2.1 billion from the Senior Notes and incurred net transaction costs of approximately $33 million, which were allocated proportionately to the 0.75% Notes and the 1.00% Notes. The transaction costs were primarily recorded in Other long-term assets and are being amortized to interest expense using the effective interest method over five years for the 0.75% Notes and seven years for the 1.00% Notes. The 0.75% Notes and 1.00% Notes were each issued at par and bear interest at 0.75% and 1.00% per annum, respectively. Interest is payable semiannually in arrears on June 15 and December 15, beginning December 15, 2006.
     Each $1,000 of principal of the Senior Notes will initially be convertible into 52.2951 shares of Symantec common stock, which is the equivalent of $19.12 per share, subject to adjustment upon the occurrence of specified events. Holders of the Senior Notes may convert their Senior Notes prior to maturity during specified periods as follows: (1) during any calendar quarter beginning after June 30, 2006, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the applicable conversion price per share; (2) if specified corporate transactions, including a change in control, occur; (3) with respect to the 0.75% Notes, at any time on or after

April 5, 2011, and with respect to the 1.00% Notes, at any time on or after April 5, 2013; or (4) during the five business-day period after any five consecutive trading-day period during which the trading price of the Senior Notes falls below a certain threshold. Upon conversion, we would pay the holder the cash value of the applicable number of shares of Symantec common stock, up to the principal amount of the note. Amounts in excess of the principal amount, if any, may be paid in cash or in stock at our option. Holders who convert their Senior Notes in connection with a change in control may be entitled to a “make whole” premium in the form of an increase in the conversion rate. As of March 31, 2007, none of the conditions allowing holders of the Senior Notes to convert had been met. In addition, upon a change in control of Symantec, the holders of the Senior Notes may require us to repurchase for cash all or any portion of their Senior Notes for 100% of the principal amount.
     Under the terms of the Senior Notes, we were required to use reasonable efforts to file a shelf registration statement regarding the Senior Notes with the SEC and cause the shelf registration statement to be declared effective within 180 days of the closing of the offering of the Senior Notes. In addition, we must maintain the effectiveness of the shelf registration statement for a period of two years after the closing of the offering of the Senior Notes. If we fail to meet these terms, we will be required to pay additional interest on the Senior Notes in the amount of 0.25% per annum. We have filed the shelf registration statement with the SEC and it became effective on December 11, 2006.
     Concurrently with the issuance of the Senior Notes, we entered into note hedge transactions with affiliates of certain of the initial purchasers whereby we have the option to purchase up to 110 million shares of our common stock at a price of $19.12 per share. The options as to 58 million shares expire on June 15, 2011 and the options as to 52 million shares expire on June 15, 2013. The options must be settled in net shares. The cost of the note hedge transactions to us was approximately $592 million. In addition, we sold warrants to affiliates of certain of the initial purchasers whereby they have the option to purchase up to 110 million shares of our common stock at a price of $27.3175 per share. The warrants expire on various dates from July 2011 through August 2013 and must be settled in net shares. We received approximately $326 million in cash proceeds from the sale of these warrants.
     The cost incurred in connection with the note hedge transactions, net of the related tax benefit and the proceeds from the sale of the warrants, is included as a net reduction in Capital in excess of par value in the accompanying Consolidated Balance Sheet as of March 31, 2007, in accordance with the guidance in EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.
     In accordance with SFAS No. 128, Earnings per Share, the Senior Notes will have no impact on diluted earnings per share, or EPS, until the price of our common stock exceeds the conversion price of $19.12 per share because the principal amount of the Senior Notes will be settled in cash upon conversion. Prior to conversion we will include the effect of the additional shares that may be issued if our common stock price exceeds $19.12 per share using the treasury stock method. As a result, for the first $1.00 by which the price of our common stock exceeds $19.12 per share there would be dilution of approximately 5.4 million shares. As the share price continues to increase, additional dilution would occur at a declining rate such that a price of $27.3175 per share would yield cumulative dilution of approximately 32.9 million shares. If our common stock exceeds $27.3175 per share we will also include the effect of the additional potential shares that may be issued related to the warrants using the treasury stock method. The Senior Notes along with the warrants have a combined dilutive effect such that for the first $1.00 by which the price exceeds $27.3175 per share there would be cumulative dilution of approximately 39.5 million shares prior to conversion. As the share price continues to increase, additional dilution would occur but at a declining rate.
     Prior to conversion, the note hedge transactions are not considered for purposes of the EPS calculation as their effect would be anti-dilutive. Upon conversion, the note hedge will automatically serve to neutralize the dilutive effect of the Senior Notes when the stock price is above $19.12 per share. For example, if upon conversion the price of our common stock was $28.3175 per share, the cumulative effect of approximately 39.5 million shares in the example above would be reduced to approximately 3.9 million shares.
     The preceding calculations assume that the average price of our common stock exceeds the respective conversion prices during the period for which EPS is calculated and exclude any potential adjustments to the conversion ratio provided under the terms of the Senior Notes. See Note 9 for information regarding the impact on EPS of the Senior Notes and warrants in the current period.
Convertible subordinated notes
     In connection with the acquisition of Veritas Software Corporation on July 2, 2005, we assumed the Veritas 0.25% convertible subordinated notes, or the 0.25% Notes. On August 1, 2006, at the option of certain of the holders, we repurchased $510 million of the 0.25% Notes at a price equal to the principal amount, plus accrued and unpaid interest. On August 28, 2006, at our election, we repurchased the remaining $10 million of the 0.25% Notes at a price equal to the principal amount plus accrued and unpaid interest and fully paid off our convertible subordinated notes debt obligation.
Line of credit
     In July 2006, we entered into a five-year $1 billion senior unsecured revolving credit facility that expires in July 2011. Borrowings under the facility will bear interest, at our option, at either a rate equal to the bank’s base rate or a rate equal to LIBOR plus a margin based on our leverage ratio, as defined in the credit facility agreement. In connection with the credit facility, we must maintain certain covenants, including a specified ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization), as well as various other non-financial covenants. At March 31, 2007, we were in compliance with all covenants. We have made no borrowings under the credit facility at March 31, 2007.
Note 7. Commitments
Leases
     We lease certain of our facilities and equipment under operating leases that expire at various dates through 2026. We currently sublease some space under various operating leases that will expire on various dates through 2018. Some of our leases contain renewal options, escalation clauses, rent concessions, and leasehold improvement incentives.
     The future fiscal year minimum operating lease commitments and existing sublease information were as follows as of March 31, 2007:

	Lease	Sublease	Net Lease
	Commitment	Income	Commitment
	(In thousands)
2008	$85,481	$(3,811)	$81,670
2009	64,781	(3,523)	61,258
2010	53,304	(3,084)	50,220
2011	41,450	(2,606)	38,844
2012	31,647	(1,753)	29,894
Thereafter	138,571	(1,727)	136,844

	$415,234	$(16,504)	$398,730

     The net lease commitment amount includes $12 million related to facilities that are included in our restructuring reserve. For more information, see Note 12.
     Rent expense charged to operations totaled $83 million, $70 million, and $35 million in fiscal 2007, 2006, and 2005, respectively.
Development agreements
     During fiscal 2006, we entered into agreements in connection with the construction of, or refurbishments to, buildings in Springfield, Oregon, and Culver City, California. Payment is contingent upon the achievement of certain agreed-upon milestones. The remaining commitment under the Culver City, California agreement is $91 million as of March 31, 2007. At March 31, 2007, the Springfield, Oregon project had been completed and there were no remaining commitments under that agreement.
Royalties
     We have certain royalty commitments associated with the shipment and licensing of certain products. Royalty expense is generally based on a dollar amount per unit shipped or a percentage of underlying revenue. Certain royalty commitments have minimum commitment obligations; however, as of March 31, 2007 all such obligations are insignificant.
Indemnification
     As permitted under Delaware law, we have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is not limited; however, we have director and officer insurance coverage that reduces our exposure and may enable us to recover a portion or all of any future amounts paid. We believe the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.
     We provide limited product warranties and the majority of our software license agreements contain provisions that indemnify licensees of our software from damages and costs resulting from claims alleging that our software infringes the intellectual property rights of a third party. Historically, payments made under these provisions have been insignificant. We monitor the conditions that are subject to indemnification to identify if a loss has occurred.

Note 8. Stock Transactions
Stock repurchases
     We have operated stock repurchase programs since 2001. As of January 2007, we completed the $1 billion share repurchase program announced in January 2006 as well as the $1.5 billion share repurchase program announced in June 2006. On January 24, 2007, we announced that our Board of Directors authorized the repurchase of $1 billion of Symantec common stock, without a scheduled expiration date.
     During fiscal 2007, we repurchased 162 million shares of our common stock at prices ranging from $15.61 to $21.66 per share for an aggregate amount of $2.8 billion. During fiscal 2006, we repurchased 174 million shares at prices ranging from $15.83 to $23.85 per share for an aggregate amount of $3.6 billion. During fiscal 2005, we repurchased eight million shares at prices ranging from $21.05 to $30.77 per share, for an aggregate amount of $192 million. As of March 31, 2007, $500 million remained authorized for future repurchases.
Stock dividend
     On October 19, 2004, our Board of Directors approved a two-for-one stock split to be effected in the form of a stock dividend. Stockholders of record at the close of business on November 11, 2004 were issued one additional share of common stock for each share owned as of that date. An additional 353 million shares resulting from the stock dividend were issued in book-entry form on November 30, 2004.
Increase to authorized shares
     On June 24, 2005, our stockholders approved the adoption of our amended and restated certificate of incorporation, which increased the number of authorized shares of common stock to 3,000,000,000 from 1,600,000,000. The increase was sought in order to carry out our acquisition of Veritas. On September 15, 2004, our stockholders approved the adoption of our amended and restated certificate of incorporation, which increased the number of authorized shares of common stock to 1,600,000,000 from 900,000,000.
Note 9. Net Income Per Share
     The components of net income per share are as follows:

	Year Ended March 31,
	2007	2006	2005
	(In thousands, except per share
	data)
Basic net income per share
Net income	$404,380	$156,852	$536,159
Weighted-average number of common shares outstanding during the period	960,575	998,733	660,631

Basic net income per share	$0.42	$0.16	$0.81

Diluted net income per share
Net income	$404,380	$156,852	$536,159
Interest on convertible subordinated notes, net of income tax effect	—	—	8,380

Net income, as adjusted	$404,380	$156,852	$544,539

Weighted-average number of common shares outstanding during the period	960,575	998,733	660,631
Shares issuable from assumed exercise of options using the treasury stock method	20,047	27,081	35,745
Shares issuable from assumed conversion of 3% convertible subordinated notes	—	—	41,780
Dilutive impact of restricted stock and restricted stock units using the treasury stock method	522	42	89
Dilutive impact of assumed conversion of Senior Notes using the treasury stock method	2,117	—	—

Total shares for purpose of calculating diluted net income per share	983,261	1,025,856	738,245

Diluted net income per share	$0.41	$0.15	$0.74

     The following potential common shares were excluded from the computation of diluted net income per share as their effect would have been anti-dilutive:

	Year Ended March 31,
	2007	2006	2005
	(In thousands)
Stock options	69,186	56,348	4,225
Restricted stock units	108,862	146	—
Veritas 0.25% Notes(1)	—	12,674	—

	178,048	69,168	4,225

(1)	Potential common shares related to 0.25% Notes were excluded from the computation of diluted net income per share because the effective conversion price was higher than the average market price of our common stock during the period, and therefore the effect was antidilutive.
     For fiscal 2007, the effect of the warrants was excluded because, as discussed in Note 6, they have no impact on diluted net income per share until our average stock price for the applicable period reaches $27.3175 per share.
Note 10. Adoption of Stockholder Rights Plan
     On August 11, 1998, the Board of Directors adopted a stockholder rights plan designed to ensure orderly consideration of any future unsolicited acquisition attempt to ensure a fair value of Symantec for our stockholders. In connection with the plan, the Board of Directors declared and paid a dividend of one preferred share purchase right for each share of Symantec common stock outstanding on the record date, August 21, 1998. The rights are initially attached to Symantec common stock and will not trade separately. If a person or a group, an Acquiring Person, acquires 20% or more of our common stock, or announces an intention to make a tender offer for 20% or more of our common stock, the rights will be distributed and will thereafter trade separately from the common stock.
     If the rights become exercisable, each right (other than rights held by the Acquiring Person) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of our common stock having a then-current value of twice the exercise price of the right. If, after the rights become exercisable, we agree to merge into another entity or we sell more than 50% of our assets, each right will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such entity having a then-current value of twice the exercise price.
     We may exchange the rights at a ratio of one share of common stock for each right (other than the Acquiring Person) at any time after an Acquiring Person acquires 20% or more of our common stock but before such person acquires 50% or more of our common stock. We may also redeem the rights at our option at a price of $0.001 per right at any time before an Acquiring Person has acquired 20% or more of our common stock. The rights will expire on August 12, 2008.
Note 11. Employee Benefits and Stock-Based Compensation
401(k) plan
     We maintain a salary deferral 401(k) plan for all of our domestic employees. This plan allows employees to contribute up to 50% of their pretax salary up to the maximum dollar limitation prescribed by the Internal Revenue Code. We match 50% of the employee’s contribution. The maximum match in any given plan year is the lower of 3% of the employees’ eligible compensation or $6,000. Our contributions under the plan were $24 million, $12 million, and $9 million, in fiscal 2007, 2006, and 2005, respectively.
Stock purchase plans
2002 Executive Officers’ Stock Purchase Plan
     In September 2002, our stockholders approved the 2002 Executive Officers’ Stock Purchase Plan and reserved 250,000 shares of common stock for issuance there under, of which no shares are subject to adjustment pursuant to changes in capital. The purpose of the plan is to provide executive officers with a means to acquire an equity interest in Symantec at fair market value by applying a portion or all of their respective bonus payments towards the purchase price. Each executive officer may purchase up to 10,000 shares in any fiscal year. As of March 31, 2007, 40,401 shares have been issued under the plan and 209,599 shares remain available for future issuance. Shares reserved for issuance under this plan have not been adjusted for the stock dividends.
1998 Employee Stock Purchase Plan
     In September 1998, our stockholders approved the 1998 Employee Stock Purchase Plan, or ESPP, and reserved 4 million shares of common stock for issuance there under. In September 1999, the ESPP was amended by our stockholders to increase the shares available for issuance by 6 million and to add an “evergreen” provision whereby the number of shares available for issuance increased automatically on January 1 of each year (beginning in 2000) by 1% of our outstanding shares of common stock on each immediately preceding December 31 during the term of the ESPP. In July 2004, the Board of Directors eliminated this provision. As of March 31, 2007, 14.2 million shares remain available for issuance under the ESPP.
     Subject to certain limitations, our employees may elect to have 2% to 10% of their compensation withheld through payroll deductions to purchase shares of common stock under the ESPP. Employees purchase shares of common stock at a price per share equal to 85% of the fair market value on the purchase date at the end of each six-month purchase period. For purchases prior to July 1, 2005, employees purchased shares at a price equal to the lesser of 85% of the fair market value as of the beginning of the two-year offering period or the end of the six-month purchase period. The Board of Directors eliminated the two-year offering period in March 2005, effective July 1, 2005. Under the ESPP, 4 million, 4 million, and 3 million shares were issued during fiscal 2007, 2006, and 2005, respectively, representing $65 million, $59 million, and $32 million in contributions, respectively. As of March 31, 2007, a total of 24.4 million shares had been issued under this plan.
Stock award plans
2000 Director Equity Incentive Plan
     In September 2000, our stockholders approved the 2000 Director Equity Incentive Plan and reserved 50,000 shares of common stock for issuance there under. In September 2004, stockholders increased the number of shares of stock that may be issued by 50,000. The purpose of this plan is to provide the members of the Board of Directors with an opportunity to receive common stock for all or a portion of the retainer payable to each director for serving as a member. Each director may elect to receive 50% to 100% of the retainer to be paid in the form of stock. As of March 31, 2007, a total of 78,727 shares had been issued under this plan and 21,273 shares remained available for future issuance.
2004 Equity Incentive Plan
     Under the 2004 Equity Incentive Plan, or the 2004 Plan, our Board of Directors, or a committee of the Board of Directors, may grant incentive and nonqualified stock options, stock appreciation rights, restricted stock units, RSUs, or restricted stock awards to employees, officers, directors, consultants, independent contractors, and advisors to us, or to any parent, subsidiary, or affiliate of ours. The purpose of the 2004 Plan is to attract, retain, and motivate eligible persons whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance through equity awards of stock options and stock bonuses. Under the terms of the 2004 Plan, the exercise price of stock options may not be less than 100% of the fair market value on the date of grant. Options generally vest over a four-year period. Options granted prior to October 2005 generally have a maximum term of ten years and options granted thereafter generally have a maximum term of seven years.
     As of March 31, 2007, we have reserved 73 million shares for issuance under the 2004 Plan. These shares include 18 million shares originally reserved for issuance under the 2004 Plan upon its adoption by our stockholders in September 2004, 15 million shares that were transferred to the 2004 Plan from the 1996 Equity Incentive Plan, or 1996 Plan, and 40 million shares that were approved for issuance on the amendment and restatement of the 2004 Plan at our 2006 annual meeting of stockholders. In addition to the shares currently reserved under the 2004 Plan, any shares reacquired by us from options outstanding under the 1996 Plan upon their expiration will also be added to the 2004 Plan reserve. As of March 31, 2007, 52 million shares remain available for future grant under the 2004 Plan.
     At our 2006 annual meeting of stockholders, our stockholders approved the amendment and restatement of the 2004 Plan, which included the following key changes: 1) an increase of 40 million in the number of shares reserved for issuance under the 2004 Plan; 2) modification of the share pool available under the 2004 Plan to reflect a ratio-based pool, where the grant of each full-value award, such as a share of restricted stock or an RSU decreases the pool by two shares; and 3) a change in the form of equity grants to our non-employee directors from stock options to a fixed dollar amount of RSUs.

Assumed Veritas stock options
     In connection with our acquisition of Veritas, we assumed each outstanding option to purchase Veritas common stock with an exercise price equal to or less than $49.00 as well as each additional option required to be assumed by applicable law. Each option assumed was converted into an option to purchase Symantec common stock after applying the exchange ratio of 1.1242 shares of Symantec common stock for each share of Veritas common stock. In total, we assumed and converted Veritas options into options to purchase 66 million shares of Symantec common stock. In addition, we assumed and converted all outstanding Veritas RSUs into approximately 425,000 Symantec RSUs based on the exchange ratio.
     The assumed options and RSUs retained all applicable terms and vesting periods. In general, the assumed options vest over a four-year period from the original date of grant. Options granted prior to May 2004 generally have a maximum term of 10 years and options granted thereafter generally have a maximum term of seven years. The assumed RSUs generally vest over a three or four year period from the original date of grant.
Other stock option plans
     Options remain outstanding under several other stock option plans, including the 2001 Non-Qualified Equity Incentive Plan, the 1999 Acquisition Plan, the 1996 Plan, and various plans assumed in connection with acquisitions. No further options may be granted under any of these plans.
Acceleration of stock option vesting
     On March 30, 2006, we accelerated the vesting of certain stock options with exercise prices equal to or greater than $27.00 per share that were outstanding on that date. We did not accelerate the vesting of any stock options held by our executive officers or directors. The vesting of options to purchase approximately 7 million shares of common stock, or approximately 14% of our outstanding unvested options, was accelerated. The weighted-average exercise price of the stock options for which vesting was accelerated was $28.73. We accelerated the vesting of the options to reduce future stock-based compensation expense that we would otherwise be required to recognize in our results of operations after adoption of SFAS No. 123R. Because of system constraints, it is not practicable for us to estimate the amount by which the acceleration of vesting will reduce our future stock-based compensation expense. The acceleration of the vesting of these options did not result in a charge to expense in fiscal 2006.
Valuation of stock-based awards
     The fair value of each stock option granted under our equity incentive plans and each ESPP purchase right granted prior to July 1, 2005 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Employee			Employee Stock
	Stock Options			Purchase Plan
	2007	2006	2005	2006	2005
Expected life (years)	3	3	5	0.5	1.25
Expected volatility	0.34	0.45	0.64	0.33	0.36
Risk free interest rate	4.86%	3.55%	3.71%	4.26%	2.33%
     The expected life of options is based on an analysis of our historical experience of employee exercise and post-vesting termination behavior considered in relation to the contractual life of the option. Expected volatility is based on the average of the historical volatility for the period commensurate with the expected life of the option and the implied volatility of traded options. The risk free interest rate is equal to the U.S. Treasury constant maturity rates for the period equal to the expected life. We do not currently pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future. Accordingly, our expected dividend yield is zero. The fair value of each RSU is equal to the market value of Symantec’s common stock on the date of grant. The fair value of each ESPP purchase right granted from July 1, 2005 onwards is equal to the 15% discount on shares purchased. We estimate forfeitures of options, RSUs, and ESPP purchase rights at the time of grant based on historical experience and record compensation expense only for those awards that are expected to vest.

Stock-based compensation expense
     Stock-based compensation is classified in the Consolidated Statements of Income in the same expense line items as cash compensation. The following table sets forth the total stock-based compensation expense recognized in our Consolidated Statements of Income.

	Year Ended March 31,
	2007	2006	2005
	(In thousands)
Cost of revenues — Content, subscriptions, and maintenance	$12,373	$439	$—
Cost of revenues — Licenses	4,064	—	—
Sales and marketing	55,895	13,314	1,298
Research and development	57,132	17,497	1,780
General and administrative	24,416	7,151	1,446

Total stock-based compensation	153,880	38,401	4,524
Tax benefit associated with stock-based compensation expense	(35,415)	(11,405)	(1,437)

Net effect of stock-based compensation expense on net income	$118,465	$26,996	$3,087

     As of March 31, 2007, total unrecognized compensation cost related to unvested stock options and RSUs was $179 million and $28 million, respectively, which is expected to be recognized over the remaining weighted-average vesting periods of 2.66 years for stock options and 2.68 years for RSUs.
     Prior to the adoption of SFAS No. 123R, we provided the pro forma information regarding net income and net income per share required by SFAS No. 123. This information was required to be determined as if we had accounted for our employee stock options, including shares issued under our ESPP, granted subsequent to March 31, 1995 under the fair value method of SFAS No. 123. We generally did not recognize stock-based compensation expense in our Consolidated Statements of Income for option grants to our employees for the periods prior to our adoption of SFAS No. 123R because the exercise price of options granted was equal to the fair market value of the underlying common stock on the date of grant. Prior to April 1, 2006, stock-based compensation expense resulted primarily from stock options and RSUs assumed in acquisitions and restricted stock granted to executives. The following table illustrates the effect on net income and net income per share as if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation using the Black-Scholes option-pricing model for the fiscal years ended March 31, 2006, and March 31, 2005:

	Year Ended March 31,
	2006		2005
	(In thousands, except
	per share amounts)
Net income, as reported	$156,852		$536,159
Add: Amortization of deferred stock-based compensation included in reported net income, net of tax	26,996		3,087
Less: Stock-based employee compensation expense excluded from reported net income, net of tax	(239,071	)(1)	(116,957)

Pro forma net income (loss)	$(55,223)		$422,289

Net income (loss) per share — basic
As reported	$0.16		$0.81
Pro forma	$(0.06)		$0.64
Net income (loss) per share — diluted
As reported	$0.15		$0.74
Pro forma	$(0.06)		$0.59

(1)
Includes a charge of $18 million resulting from the inclusion of unamortized expense for ESPP offering periods that were cancelled as a result of a plan amendment to eliminate the two-year offering period effective July 1, 2005.

     Prior to the adoption of SFAS No. 123R, we presented Deferred stock-based compensation as a separate component of Stockholders’ Equity. In accordance with the provisions of SFAS No. 123R, on April 1, 2006, we reversed the balance in Deferred stock-based compensation to Capital in excess of par value in the Consolidated Balance Sheet.

Stock option activity
     The following table summarizes our stock option plans as of March 31, 2006 and 2005 and the activity for the years ended on those dates.

	Year Ended March 31,
	2006		2005
		Weighted-		Weighted-
	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price
	(In thousands, except per share amounts)
Outstanding, beginning of year	68,773	$12.08	79,542	$8.36
Granted and assumed in acquisitions	85,858	21.27	14,496	24.06
Exercised	(17,152)	9.50	(21,132)	6.13
Cancelled	(14,456)	22.51	(4,133)	12.92

Outstanding, end of year	123,023	17.72	68,773	12.08

Exercisable, end of year	83,213	$17.04	35,663	$7.48

     The following table summarizes stock option activity for the year ended March 31, 2007.

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value(1)
	(In thousands)
Outstanding at April 1, 2006	123,023	$17.72
Granted	17,836	17.19
Exercised	(15,953)	9.86
Forfeited(2)	(7,471)	19.26
Expired(3)	(10,117)	26.14

Outstanding at March 31, 2007	107,318	$17.90	5.44	$317,544

Exercisable at March 31, 2007	73,763	$17.50	5.14	$292,000
Vested and expected to vest at March 31, 2007	101,627	$17.85	5.40	$314,011

(1)
Intrinsic value is calculated as the difference between the market value of Symantec’s common stock as of March 31, 2007 and the exercise price of the option. The aggregate intrinsic value of options outstanding and exercisable includes options with an exercise price below $17.30, the closing price of our common stock on March 31, 2007, as reported by the NASDAQ Global Select Market.

(2)	Refers to options cancelled before their vest dates.

(3)	Refers to options cancelled on or after their vest dates.
     The weighted-average fair value per share of options granted during fiscal 2007, 2006 and 2005 was $5.06, $7.81 and $15.46, respectively. The total intrinsic value of options exercised during fiscal 2007, 2006 and 2005 was $142 million, $175 million and $390 million, respectively.
     The following table summarizes RSU activity for the year ended March 31, 2007.

		Weighted-
		Average
	Number of	Purchase	Aggregate
	Shares	Price	Intrinsic Value
	(In thousands)		(In thousands)
Outstanding at April 1, 2006	346	$—
Granted	3,143	—
Vested	(102)	—
Forfeited	(441)	—

Outstanding at March 31, 2007	2,946	$—	$50,977

Vested and expected to vest at March 31, 2007	2,371	$—	$41,015
     The weighted-average grant date fair value per share of RSUs granted during fiscal 2007 and 2006 was $16.53 and $16.94, respectively. There were no RSUs granted in fiscal 2005. The total fair value of RSUs that vested in fiscal 2007 and 2006 was $2 million and $5 million, respectively.
  Shares reserved
     As of March 31, 2007, we had reserved the following shares of authorized but unissued common stock:

Stock purchase plans	14,385,370
Stock award plans	21,273
Employee stock option plans	162,463,854

Total	176,870,497

Note 12. Restructuring
     As of March 31, 2007, we had a restructuring and employee termination benefit reserve of $57 million, of which $52 million was included in Other accrued expenses in the Consolidated Balance Sheets and $5 million was included in Other long-term liabilities in the Consolidated Balance Sheets. The restructuring reserve consisted of $47 million related to restructuring reserves established in fiscal 2007, $4 million related to a restructuring reserve assumed from Veritas in connection with the acquisition, and $6 million related to restructuring reserves established in fiscal 2006.
  Restructuring expense
     In fiscal 2007, we recorded approximately $70 million of restructuring and employee termination benefit expenses which consist of $19 million related to severance, associated benefits, and outplacement services for the termination of approximately 323 employees located in the Americas, Europe, and Asia Pacific and $51 million related to the 2007 cost savings initiative announced in January 2007. We implemented the 2007 cost savings initiative to better align our expenses with our new revenue expectations. The costs included in our 2007 cost savings initiative reflect $50 million related to severance, associated benefits, and outplacement services and an insignificant amount related to excess facilities. These restructuring and employee termination benefit costs under the 2007 cost savings initiative reflect the termination of approximately 988 employees located in the Americas, Europe, and Asia Pacific and the consolidation of certain facilities in Europe and Asia Pacific. We paid $24 million under the restructuring and employee termination benefit reserves established in fiscal 2007. We expect the remainder of the costs to be paid by the end of fiscal 2008.
     In fiscal 2006, we recorded $25 million of restructuring costs, of which $18 million related to severance, associated benefits, and outplacement services and $7 million related to excess facilities. These restructuring costs reflect the termination of 446 redundant employees located in the Americas, Europe, and Asia Pacific and the consolidation of certain facilities in Europe and Asia Pacific. At March 31, 2006, $9 million remained related to this reserve. In fiscal 2007, we paid $4 million related to this restructuring reserve and recorded an insignificant amount of adjustments. At March 31, 2007, $5 million remained related to this reserve, the majority of which relates to restructured facilities. We expect the remainder of the costs to be paid by the end of fiscal 2018.
     Amounts related to restructuring expense are included in Restructuring in the Consolidated Statements of Income.

  Acquisition-related restructuring
     In connection with the Veritas acquisition, we assumed a restructuring reserve of $53 million related to the 2002 Veritas facilities restructuring plan. At March 31, 2006, $9 million remained related to this reserve. During fiscal 2007, we paid $6 million related to this reserve and increased this reserve by an insignificant amount as we determined that the costs related to certain facilities would be greater than originally accrued. The remaining reserve amount of $4 million will be paid over the remaining lease terms, ending at various dates through 2015. The majority of costs are currently scheduled to be paid by the end of fiscal 2012.
     In connection with the Veritas acquisition, we recorded $7 million of restructuring costs, of which $2 million related to excess facilities costs and $5 million related to severance, associated benefits, and outplacement services. These restructuring costs reflect the termination of redundant employees and the consolidation of certain facilities as a result of the Veritas acquisition. At March 31, 2007, an insignificant amount remained related to this reserve. At March 31, 2006, $3 million remained related to this reserve. During fiscal 2007, we paid an insignificant amount related to this reserve and reduced this reserve by $2 million as we determined that the costs related to certain facilities would be less than originally accrued. We expect the remainder of the costs to be paid by the end of fiscal 2008.
     In connection with our other acquisitions in fiscal 2006, we recorded $12 million of restructuring costs, of which $8 million related to severance, associated benefits, and outplacement services and $4 million related to excess facilities costs. These restructuring costs reflect the termination of redundant employees and the consolidation of certain facilities as a result of our other acquisitions. At March 31, 2006, $9 million remained related to this reserve. At March 31, 2007, an insignificant amount remained related to this reserve. During fiscal 2007, we paid $5 million related to this reserve and reduced this reserve by an insignificant amount as we determined that the costs related to certain facilities would be less than originally accrued. We expect the remainder of the costs to be paid by the end of fiscal 2012.
     Amounts related to acquisition-related restructuring are reflected in the purchase price allocation of the applicable acquisition.
Note 13. Income Taxes
     The components of the provision for income taxes are as follows:

	Year Ended March 31,
	2007	2006	2005
	(In thousands)
Current:
Federal	$136,626	$269,825	$128,025
State	4,133	49,656	36,460
International	75,310	89,067	96,623

	216,069	408,548	261,108

Deferred:
Federal	11,410	(152,041)	66,234
State	7,482	(26,799)	(804)
International	(7,719)	(23,837)	(4,569)

	11,173	(202,677)	60,861

	$227,242	$205,871	$321,969

     Pretax income from international operations was $362 million, $324 million, and $499 million for fiscal 2007, 2006, and 2005, respectively.
     The difference between our effective income tax rate and the federal statutory income tax rate as a percentage of income before income taxes is as follows:

	Year Ended March 31,
	2007	2006	2005
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	1.2	2.1	2.0
Foreign earnings taxed at less than the federal rate	(2.3)	(3.5)	(6.5)
Non-deductible stock-based compensation	2.0	—	—
American Jobs Creation Act — tax expense on repatriation of foreign earnings	—	(5.8)	6.3
Non-deductible IPR&D	—	27.5	—
Domestic production activities deduction	(0.3)	(2.0)	—
Contingent penalty accrual	1.0	1.9	—
IRS audit settlement	(1.2)	—	—
Other, net	0.6	1.6	0.7

	36.0%	56.8%	37.5%

     The principal components of deferred tax assets are as follows:

	March 31,
	2007	2006
	(In thousands)
Deferred tax assets:
Tax credit carryforwards	$50,929	$45,911
Net operating loss carryforwards of acquired companies	211,888	274,103
Other accruals and reserves not currently tax deductible	61,192	75,905
Deferred revenue	50,499	18,503
Loss on investments not currently tax deductible	16,177	18,313
Book over tax depreciation	1,331	48,021
State income taxes	523	13,738
Convertible Debt	201,730	—
Other	44,052	38,488

	638,321	532,982
Valuation allowance	(60,117)	(66,324)

Deferred tax assets	578,204	466,658
Deferred tax liabilities:
Acquired intangible assets	(565,893)	(688,857)
Unremitted earnings of foreign subsidiaries	(163,103)	(125,996)
Other	—	(2,376)

Net deferred tax (liabilities) assets	$(150,792)	$(350,571)

     Of the $60 million total valuation allowance provided against our deferred tax assets, approximately $54 million is attributable to acquisition-related assets, the benefit of which will reduce goodwill when and if realized. The valuation allowance decreased by $6 million in fiscal 2007, all of which was attributable to acquisition-related assets, the benefit of which reduced goodwill. The valuation allowance increased by $59 million in fiscal 2006, of which approximately $58 million was attributable to acquisition-related assets.
     As of March 31, 2007, we have net operating loss and credit carryforwards attributable to various acquired companies of approximately $302 million and $14 million, respectively, which, if not used, will expire between fiscal 2012 and 2025. These net operating loss carryforwards are subject to an annual limitation under Internal Revenue Code §382, but are expected to be fully realized. Furthermore, we have state net loss and credit carryforwards attributable to various acquired companies of approximately $500 million and $34 million, respectively, which will expire in various fiscal years. In addition, we have foreign net operating loss carryforwards attributable to various acquired foreign companies of approximately $659 million, which, under current applicable foreign tax law, can be carried forward indefinitely.
     As of March 31, 2007, no provision has been made for federal or state income taxes on $1 billion of cumulative unremitted earnings of certain of our foreign subsidiaries, since we plan to indefinitely reinvest these earnings. As of March 31, 2007, the unrecognized deferred tax liability for these earnings was $290 million.
     In the March 2005 quarter, we repatriated $500 million from certain of our foreign subsidiaries under provisions of the American Jobs Creation Act of 2004, or the Jobs Act, enacted in October 2004. We recorded a tax charge for this repatriation of $54 million in the March 2005 quarter.
     In May 2005, clarifying language was issued by the U.S. Department of Treasury and the Internal Revenue Service, or IRS, with respect to the treatment of foreign taxes paid on the earnings repatriated under the Jobs Act and in September 2005, additional clarifying language was issued regarding the treatment of certain deductions attributable to the earnings repatriation. As a result of this clarifying language, we reduced the tax expense attributable to the repatriation by approximately $21 million in fiscal 2006, which reduced the cumulative tax charge on the repatriation to $33 million.
     On March 29, 2006, we received a Notice of Deficiency from the IRS claiming that we owe additional taxes, plus interest and penalties, for the 2000 and 2001 tax years based on an audit of Veritas, which we acquired in July 2005. The incremental tax liability asserted by the IRS with regard to the Veritas claim was $867 million, excluding penalties and interest. The Notice of Deficiency primarily relates to transfer pricing in connection with a technology license agreement between Veritas and a foreign subsidiary. We do not agree with the IRS position and we have petitioned the Tax Court to protest the assessment. In the March 2007 quarter, the IRS agreed to dismiss any penalty assessment, and we have otherwise agreed to settle several of the lesser issues (representing $35 million of the total assessment) for $7 million of tax. As a result, the outstanding issue represents $832 million of tax. No payments will be made on the assessment until the issue is definitively resolved. If, upon resolution, we are required to pay an amount in excess of our provision for this matter, the incremental amounts due would be accounted for principally as additions to the cost of Veritas purchase price. Any incremental interest accrued subsequent to the date of the Veritas acquisition would be recorded as an expense in the period the matter is resolved.
     In the fourth quarter of fiscal 2006, we made $90 million of tax-related adjustments to the purchase accounting for Veritas, consisting of $120 million of additional pre-acquisition tax reserve-related adjustments, partially offset by a $30 million reduction in other pre-acquisition taxes payable. While we strongly disagree with the IRS over both its transfer pricing methodologies and the amount of the assessment, we have established additional tax reserves for all Veritas pre-acquisition years to account for both contingent tax and interest risk.
     On March 30, 2006, we received notices of proposed adjustment from the IRS with regard to an unrelated audit of Symantec for fiscal 2003 and 2004. The IRS claimed that we owed an incremental tax liability with regard to this audit of $110 million, excluding penalties and interest. The incremental tax liability primarily related to transfer pricing matters between Symantec and a foreign subsidiary. On September 5, 2006, we executed a closing agreement with the IRS with respect to the audit of Symantec’s fiscal 2003 and 2004 federal income tax returns. The closing agreement represents the final assessment by the IRS of additional tax for these fiscal years of approximately $35 million, including interest. Based on the final settlement, a tax benefit of $8 million is reflected in the September 2006 quarter.
     In the fourth quarter of fiscal 2006, we increased our tax reserves by an additional $64 million in connection with all open Symantec tax years (fiscal 2003 to 2006). Since these reserves relate to licensing arising from acquired technology, the additional accruals are primarily offset by deferred taxes.
     We are as yet unable to confirm our eligibility to claim a lower tax rate on a distribution made from a Veritas foreign subsidiary prior to the acquisition. The distribution was intended to be made pursuant to the Jobs Act, and therefore eligible for a 5.25% effective U.S. federal rate of tax, in lieu of the 35% statutory rate. We are seeking a ruling from the IRS on the matter. Because we were unable to obtain this ruling prior to filing the Veritas tax return in May 2006, we paid $130 million of additional U.S. taxes. Since this payment relates to the taxability of foreign earnings that are otherwise the subject of the IRS assessment, this additional payment reduced the amount of taxes payable accrued as part of the purchase accounting for pre-acquisition contingent tax risks.
Note 14. Litigation
     On March 29, 2006, we received a Notice of Deficiency from the IRS claiming that we owe additional taxes, plus interest and penalties, for the 2000 and 2001 tax years based on an audit of Veritas. The incremental tax liability asserted by the IRS was $867 million, excluding penalties and interest. On June 26, 2006, we filed a petition with the U.S. Tax Court protesting the IRS claim for such additional taxes. On August 30, 2006, the IRS answered our petition and this matter has been docketed for trial in U.S. Tax Court. We have subsequently agreed to pay $7 million out of $35 million originally assessed by the IRS in connection with one of the issues covered in the assessment. The IRS has also agreed to waive the assessment of penalties. We do not agree with IRS on the $832 million remaining at issue. We strongly believe the IRS’ position with regard to this matter is inconsistent with applicable tax laws and existing Treasury regulations, and that our previously reported income tax provision for the years in question is appropriate. See Note 13 for additional information on this matter.
     On July 7, 2004, a purported class action complaint entitled Paul Kuck, et al. v. Veritas Software Corporation, et al. was filed in the United States District Court for the District of Delaware. The lawsuit alleges violations of federal securities laws in connection with Veritas’ announcement on July 6, 2004 that it expected results of operations for the fiscal quarter ended June 30, 2004 to fall below earlier estimates. The complaint generally seeks an unspecified amount of damages. Subsequently, additional purported class action complaints have been filed in Delaware federal court, and, on March 3, 2005, the Court entered an order consolidating these actions and appointing lead plaintiffs and counsel. A consolidated amended complaint, or CAC, was filed on May 27, 2005, expanding the class period from April 23, 2004 through July 6, 2004. The CAC also named another officer as a defendant and added allegations that Veritas and the named officers made false or misleading statements in the company’s press releases and SEC filings regarding the company’s financial results, which allegedly contained revenue recognized from contracts that were unsigned or lacked essential terms. The defendants to this matter filed a motion to dismiss the CAC in July 2005; the motion was denied in May 2006. The defendants to this matter intend to defend this case vigorously. Because our liability, if any, cannot be reasonably estimated, no amounts have been accrued for this matter. An adverse outcome in this matter could have a material adverse affect on our financial position and results of operations.
     We are also involved in a number of other judicial and administrative proceedings that are incidental to our business. Although adverse decisions (or settlements) may occur in one or more of the cases, it is not possible to estimate the possible loss or losses from each of these cases. The final resolution of these lawsuits, individually or in the aggregate, is not expected to have a material adverse affect on our financial condition or results of operations.
Note 15. Segment Information
     We added an additional segment called Altiris that consists of the products we acquired as a result of our April 2007 acquisition of Altiris, Inc. We also moved (1) our GhostTM, pcAnywhereTM, and LiveStateTM Delivery products from the Security and Data Management segment to the Altiris segment and (2) our Managed Security Services and DeepSight products and services from the Security and Data Management segment to the Services segment. In addition, following implementation of our new enterprise resource planning system completed during the December 2006 quarter, we refined the methodology of allocating maintenance revenues among our enterprise segments. The maintenance analysis largely impacts our Data Center Management segment to the offsetting detriment of our Security and Data Management segment. As a result of these revisions, we have recast segment information for fiscal 2007, 2006 and 2005 to reflect these changes in our segment reporting structure as discussed below. During the September 2007 quarter, we continued to refine our segment structure, and recast certain amounts from the Services segment to the Security and Data Management segment.
     Our operating segments are significant strategic business units that offer different products and services, distinguished by customer needs. As of September 30, 2007, we operated in six operating segments:
•	Consumer Products. Our Consumer Products segment focuses on delivering our Internet security, PC tuneup, and backup products to individual users and home offices.

•
Security and Data Management. Our Security and Data Management segment focuses on providing large, medium, and small-sized business with solutions for compliance and security management, endpoint security, messaging management, and data protection management software solutions that allow our customers to secure, provision, backup, and remotely access their laptops, PCs, mobile devices, and servers.

•
Data Center Management. Our Data Center Management segment focuses on providing enterprise and large enterprise customers with storage and server management, data protection, and application performance management solutions across heterogeneous storage and server platforms.

•
Services. Our Services segment provides customers with leading IT risk management services and solutions to manage security, availability, performance and compliance risks across multi-vendor environments. In addition, our services, including maintenance and technical support, managed security services, consulting, education, and threat and early warning systems, help customers optimize and maximize their Symantec technology investments.

•
Altiris. Our Altiris segment provides information technology management software that enables businesses to easily manage and service network-based endpoints. This allows customers to better manage and enforce security policies at the endpoint, identify and protect against threats, and repair and service assets.

•
Other. Our Other segment is comprised of sunset products and products nearing the end of their life cycle. It also includes general and administrative expenses; amortization of acquired product rights, other intangible assets, and other assets; charges, such as acquired in-process research and development, patent settlement, stock-based compensation, and restructuring; and certain indirect costs that are not charged to the other operating segments.

     The accounting policies of the segments are described above in Summary of Significant Accounting Policies. There are no intersegment sales. Our chief operating decision maker evaluates performance based on direct profit or loss from operations before income taxes, not including nonrecurring gains and losses, foreign exchange gains and losses, and certain income and expenses. Except for goodwill, as disclosed in Note 4, the majority of our assets are not discretely identified by segment. The depreciation and amortization of our property, equipment, and leasehold improvements are allocated based on headcount, unless specifically identified by segment.

     The following table presents a summary of our operating segments:

	Consumer	Security and Data	Data Center				Total
	Products	Management (1)	Management	Services (1)	Altiris (1)	Other	Company
	(In thousands)
Fiscal 2007
Net revenues	$1,590,506	$1,621,191	$1,533,845	$293,226	$160,475	$123	$5,199,366
Operating income (loss)	931,990	399,826	519,638	(43,606)	83,484	(1,371,590)	519,742
Depreciation and amortization expense	5,282	35,928	52,119	10,485	558	707,071	811,443
Fiscal 2006
Net revenues	$1,409,582	$1,405,635	$937,631	$201,217	$189,301	$26	$4,143,392
Operating income (loss)	950,510	328,204	216,732	(20,450)	91,817	(1,292,848)	273,965
Depreciation and amortization expense	1,480	24,450	35,533	5,493	197	572,663	639,816
Fiscal 2005
Net revenues	$1,343,059	$949,393	$—	$77,486	$212,788	$123	$2,582,849
Operating income (loss)	883,325	139,035	—	(6,935)	105,425	(301,584)	819,266
Depreciation and amortization expense	3,341	18,848	—	2,966	437	101,842	127,434

(1)
Amounts have been updated from those presented in our Form 10-K filed on May 24, 2007, to reflect a recast of Net revenues, Operating income (loss), and Depreciation and amortization expense among the segments as a result of the movement of products discussed above.

  Product revenue information
     Net revenues from sales of our antivirus products within our Consumer Products and Security and Data Management segments represented 24%, 32%, and 52% of our total net revenues for fiscal 2007, 2006, and 2005, respectively. Net revenues from sales of our Norton Internet Security product within our Consumer Products segment represented 18%, 15%, and 18% of our total net revenues during fiscal 2007, 2006, and 2005, respectively. Net revenues from sales of our storage and server management products within our Data Center Management segment represented 15% and 12% of our total revenues during fiscal 2007 and 2006.
  Geographical information
     The following table represents revenue amounts reported for products shipped to customers in the corresponding regions:

	Year Ended March 31,
	2007	2006	2005
	(In thousands)
Net revenues from external customers:
United States	$2,560,342	$2,046,226	$1,235,536
United Kingdom	542,244	425,717	184,295
Other foreign countries*	2,096,780	1,671,449	1,163,018

	$5,199,366	$4,143,392	$2,582,849

*	No individual country represented more than 10% of the respective totals.

	March 31,
	2007	2006*
	(In thousands)
Long-lived assets:**
United States	$13,365,036	$13,680,210
Foreign countries***	314,787	325,041

	$13,679,823	$14,005,251

*	Amounts at March 31, 2006 have been corrected to reflect an accurate allocation of long-lived assets to geographic locations.

**	Amounts include goodwill and intangible assets.

***	No individual country represented more than 10% of the respective totals.
  Significant customers
     In fiscal 2007, one distributor, Ingram Micro, accounted for more than 10% of our total net revenues. In fiscal 2006 and 2005, two distributors, Ingram Micro and Tech Data Product Management, each accounted for more than 10% of our total net revenues. In fiscal 2007, 2006, and 2005, one reseller, Digital River, Inc., accounted for more than 10% of our total net revenues.
Note 16. Cumulative Adjustment to Net Revenues and Deferred Revenue
     In August 2004, during a review of our revenue maintenance application used to calculate the amount of deferred revenue for our consumer products, we discovered an error in the unit renewal prices manually entered into the application. The unit renewal prices used to calculate the deferred revenue did not reflect the correct subscription renewal prices for foreign currency sales, which serves as the basis for our deferral. As a result, the deferred revenue from these consumer products was understated and the portion of revenue from these products that was recognized at the time of sale was overstated. The cumulative overstatement of revenue for periods prior to the three months ended June 30, 2004 totaled approximately $20 million. The effect of the error was not material to any prior period. To correct this error, we recorded the cumulative $20 million as a reduction in Net revenues in the Consolidated Statements of Income and a corresponding $20 million increase in Current deferred revenue in the Consolidated Balance Sheets during the three-month period ended June 2004. Substantially all of the $20 million of current deferred revenue was recognized as revenue during fiscal 2005.
Note 17. Subsequent Events
     On April 6, 2007, we completed our acquisition of 100% of the equity interest of Altiris Inc., or Altiris, a leading provider of information technology management software that enables businesses to easily manage and service network-based endpoints. The aggregate purchase price, including acquisition related costs, was approximately $1,045 million, of which approximately $841 million was paid in cash, which amount was net of Altiris’ cash and cash equivalents balance. We believe this acquisition will enable us to help customers better manage and enforce security policies at the endpoint, identify and protect against threats, and repair and service assets. The aggregate purchase price was allocated as of the date of acquisition as follows: goodwill, $633 million; write-off of licensed technology, $7 million; other intangible assets, $223 million; net deferred tax liabilities, $139 million; developed technology, $90 million; and net tangible assets, $238 million. Goodwill resulted primarily from our expectation of synergies from the integration of Altiris’ service offerings with our service offerings. The amount allocated to Developed technology is being amortized to Cost of revenues in the Condensed Consolidated Statements of Income over its estimated useful life of one to six years. The amount allocated to Other intangible assets is being amortized to Operating expenses in the Condensed Consolidated Statements of Income over its estimated useful life of three to eight years. The results of operations of Altiris have been included in our results of operations since its acquisition date. The financial results of this acquisition are considered immaterial for purposes of pro forma financial disclosures. Altiris will be included in the new Altiris segment in fiscal 2008. Goodwill is not deductible for tax purposes.
     During the three-month period ended June 30, 2007, we repurchased 25 million shares of our common stock at prices ranging from $19.40 to $20.14 per share for an aggregate amount of $500 million. As of June 30, 2007, an aggregate of $2 billion remained authorized for future repurchases under our authorized stock repurchase programs.
     In May 2007 we signed an agreement to form a joint venture with Huawei Technologies Co., Ltd. The joint venture will develop, manufacture, market and support security and storage appliances to global telecommunications carriers and enterprise customers. We will contribute storage and security software and $150 million in cash and will receive a 49% interest in the joint venture. The joint venture is expected to close by early calendar year 2008, pending required regulatory and governmental approvals.
     On June 20, 2007, we and Peter Norton amended the Amended Agreement Respecting Certain Rights of Publicity dated August 31, 1990, concerning Symantec’s license to Peter Norton’s publicity rights. The amendment replaced the royalty payments previously paid to Mr. Norton, based on certain product sales, with fixed monthly payments totaling $33 million through 2016 and made other conforming changes. As a result of this amendment, we recorded a long-term liability for the net present value of the payments of $29 million, an indefinite-lived intangible asset of $22 million included in Developed technology above, and a reduction of accrued royalties of $7 million for accrued royalties forgiven as part of the amendment. The indefinite-lived intangible asset will not be amortized and will be tested for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (as amended).
     During the three month period ended September 30, 2007, we determined that certain tangible and intangible assets and liabilities of the Data Center Management segment did not meet the long term strategic objectives of the segment. Accordingly, we have recorded a write-down of $87 million to value these assets and liabilities at their respective estimated fair value. The fair value of these assets as a result of this write-down, $23 million, primarily consists of intangible assets of $18 million. The fair value of the liabilities total $10 million.
     During the three month period ended September 30, 2007, we repurchased 22 million shares of our common stock at prices ranging from $17.61 to $19.70 per share for an aggregate amount of $400 million. As of September 30, 2007, an aggregate of $1.6 billion remained authorized for future repurchases under our authorized stock repurchase programs.
     On November 30, 2007 we completed our acquisition of Vontu, Inc. (Vontu). Vontu is the leader in Data Loss Prevention (DLP) solutions that combine endpoint and network-based technology to accurately detect and automatically protect confidential data wherever it is stored or used. The purchase price for the transaction was $350 million, which will be paid in cash and assumed options. On November 29, 2007, we borrowed $200 million under our $1 billion senior unsecured revolving credit facility to pay for the acquisition of Vontu.
     We adopted the provisions of Financial Accounting Standards Board, or FASB Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes, effective April 1, 2007. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have evaluated and disclosed the impact of FIN 48 on our consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2007.
     After Veritas announced in January 2003 that it would restate its financial results as a result of transactions entered into with AOL Time Warner in September 2000, numerous separate complaints purporting to be class actions were filed in the United States District Court for the Northern District of California alleging that Veritas and some of its officers and directors violated provisions of the Securities Exchange Act of 1934. The complaints contain varying allegations, including that Veritas made materially false and misleading statements with respect to its 2000, 2001 and 2002 financial results included in its filings with the SEC, press releases and other public disclosures. A consolidated complaint entitled In Re VERITAS Software Corporation Securities Litigation was filed by the lead plaintiff on July 18, 2003. On February 18, 2005, the parties filed a Stipulation of Settlement in the class action. On March 18, 2005, the Court entered an order preliminarily approving the class action settlement. Pursuant to the terms of the settlement, a $35 million settlement fund was established on March 25, 2005. Veritas’ insurance carriers funded the entire amount of the settlement fund. In July 2007, the Court of Appeals vacated the settlement, finding that the notice of settlement was inadequate. The matter has been returned to the District Court for further proceedings, including reissuance of the notice. If the settlement is not approved, an adverse outcome in this matter could have a material adverse effect on our financial position and results of operations.